As filed with the Securities and Exchange Commission on  November   14 , 2008

Registration No.  333-153798

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 SWAP-A-DEBT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-11935	59-2754843
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

940 Lincoln Road, Suite 220
Miami, FL 3313 9
(305) 394-8345
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Edward C. DeFeudis
President and Chairman of the Board
940 Lincoln road, Suite 220
Miami, FL 3313 9
(305) 394-8345
 (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
  GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	10,025,000	$1.00	$10,025,000	$393.98

(1)
In accordance with Rule 416, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of our common stock reported on the Pink Sheets on October 1, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED  NOVEMBER __, 2008

PROSPECTUS
__________________________________________

SWAP-A-DEBT, INC.

10,025,000 Shares of Common Stock
__________________________________________

This Prospectus relates to 10,025,000 shares of our common stock, par value $0.001 per share, which may be offered for sale or otherwise transferred from time to time by the selling shareholders.

The securities subject to this Prospectus are being registered to permit public secondary trading of the securities offered by the selling stockholders named in this Prospectus. We will not receive any of the proceeds from the sale of the securities by the selling stockholders.

The 10,025,000 shares of our common stock can be sold by selling security holders at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing marketing prices or privately negotiated prices . See "Plan of Distribution" on Page 47 of this Prospectus.

We intend to apply to list our common stock on the Over-the-Counter Bulletin Board (“OTCBB”) if and when we meet the listing requirements. There can be no assurances, however, that we will meet the listing requirements. Therefore, we cannot give you any assurance that an established trading market in our common stock will develop, or if such a market does develop, that it will continue. Our common stock currently is quoted on the Pink Sheets LLC (the “Pink Sheets”) under the symbol “SWPD.PK” The last reported sale price of our common stock on the Pink Sheets on October 1, 2008, was $1.00 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE  3 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER.

YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 14 , 2008

You should only rely on the information contained in this prospectus. We have not, and the selling security holders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

Business Overview

We are  a Public company in the peer-to-peer (P2P) lending space. Our mission is to establish the most efficient Internet non-institutional lending organization with more services than present privately held competitors. Person-to-person lending or peer-to-peer lending or social lending is, in its broadest sense, the name given to a certain breed of financial transactions (primarily lending and borrowing) which occurs directly between individuals (peers) without the intermediation/participation of a traditional financial institution. The biggest enabling technology for person-to- person lending has been the Internet, where person-to-person lending appears in two primary variations: an “online marketplace” model and a “family and friends” model.

We are an on-line site for borrower’s who want to borrow $1,000 to $25,000 and for lenders who can make educated decisions on credit scores, intended use etc., to receive a higher rate of interest than available at traditional financial institutions. This is all facilitated with a n  Internet website and a highly efficient back office system to completely automate a process that has become ever more cumbersome at brick and mortar banks. Our fully automated Internet website which utilizes16 high level programmers is ninety five percent complete and we expect to launch the website by the end of November . Because of the high automation of its website the personnel requirements for the company are relatively modest. Swap-a-debt will embark on a major marketing campaign to expand its client base. It is in discussions with major marketing companies to execute this program.

Our management has previously been involved in companies that generated no or minimal revenues. Specifically, Edward C. Defeudis was involved with:

Kraig Biocraft Laboratories, Inc. (“Kraig Biocraft”) was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries. Edward C. Defeudis, our President, Principal Accounting Officer and Chairman of the Board of Directors, beneficially owns 4,675,000 shares of common stock, which represents less than ten (10%) percent of the issued and shares of Kraig Biocraft.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

•	inability to successfully complete construction of our Internet non-institutional lending services;

•	inability to effectively manage rapid growth; and

•	the possibility of losing key members of our senior management.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Our Corporate Information

On February 26, 2008, we acquired all the right, title and interest in and to www.swapadebt.com, a person-to-person lending website from Spider Investments, LLC, a Florida limited liability company, pursuant to a purchase agreement (the “Purchase Agreement”). As consideration, we issued to Spider Investment of 22,200,000 shares of our common stock, and we also issued an additional 15,000,000 shares of our common stock to Situation X, LLC, a Delaware limited liability company, in connection with services rendered and to be rendered by Marco Garibaldi with respect to the business of our company. The website is in construction and will be launched by the end of November 2008.

Contact Information

We maintain our corporate offices at 940 Lincoln Road, Suite 220, Miami, FL 33139 . Our telephone number is (305) 394-8345 and our facsimile number is (305) 394-8346. We also have a website at www.swapadebt.com which will be launched by the end of November 2008.

The Offering

This prospectus relates to 10,025,000 shares of common stock.

Common stock outstanding prior to offering	49,500,000

Common stock offered by Company	0

Total shares of common stock offered by selling stockholders	10,025,000

Common stock to be outstanding after the offering	49,500,000

Terms of the Offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

Use of proceeds of sale	We will not receive any of the proceeds of sale of the shares of common stock by the selling stockholders.

Pink Sheet Trading Symbol	SWPD.PK

Risk Factors	See “Risk Factors” beginning on page 3 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Security Holders," "Registration Rights" and "Plan of Distribution," respectively. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling security holders.

Summary Consolidated Financial Information

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the year ended January 31, 2008 and 2007 are derived from our audited financial statements. The interim financial data for the six-month periods ended July 31, 2008 and 2007 are derived from our unaudited financial statements.

	For the Six Months Ended		For the Year Ended
	July 31,		January 31,
	(Unaudited)		(Audited)
	2008	2007	2008	2007

Revenues	$-	$-	$-	$-

Total operating expenses	262,103	110,583	264,862	180,558

Income (loss) from operation	(262,103)	(110,583)	(264,862)	(180,558)

Other income (expense)	429,529	(1,388)	(10,803)	(1,462)

Income taxes	-	-	-	-

Net income (loss)	$167,426	$(111,971)	$(275,665)	$(182,020)

Earnings (loss) per common share-basic and diluted	$0.004	$(0.004)	(0.004)	$(0.007)

BALANCE SHEET DATA:	As of July 31,	As of January 31, 2008 (Audited)
	2008 (Unaudited)

Current assets	$153,813	$384,360

Total assets	$267,441	$494,398

Total liabilities	$100,000	$1,661,583

Stockholders’ equity (deficit)	$167,441	$(1,167,185)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related To Our Business

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL TO FUND OUR PLANNED CONSTRUCTION OF INTERNET LENDING SERVICES.

If adequate additional financing is not available on reasonable terms, we may not be able to undertake the construction of our Internet lending service and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our planned expansion and construction of Internet lending services, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund these initiatives without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the actual versus planned cost to construct our website and services; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) substantially curtail our operations; (ii) limit our marketing efforts; (iii) abandon or delay construction of the Internet lending service; and (iii) decrease or eliminate capital expenditures.  Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for obtaining the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE NEED TO MANAGE GROWTH IN OPERATIONS TO MAXIMIZE OUR POTENTIAL GROWTH AND ACHIEVE OUR EXPECTED REVENUES AND OUR FAILURE TO MANAGE GROWTH WILL CAUSE A DISRUPTION OF OUR OPERATIONS RESULTING IN THE FAILURE TO GENERATE REVENUE.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our services and marketing operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively recruit, train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our CEO, Mr. Marco Garibaldi.  The loss of the services of Mr. Garibaldi could have a material adverse effect on our business, operations, revenues or prospects.  We do not maintain key man life insurance on the lives of these individuals.

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have not declared any cash dividends on our common stock since inception and our board of directors does not intend to declare or distribute dividends in the near future.  The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

MANAGEMENT EXERCISES SIGNIFICANT CONTROL OVER MATTERS REQUIRING SHAREHOLDER APPROVAL WHICH MAY RESULT IN THE DELAY OR PREVENTION OF A CHANGE IN OUR CONTROL.

Mr. Marco Garibaldi, our Chairman and Chief Executive Officer, has voting power equal to approximately 30.30% of our voting securities. Mr. Edward C. DeFeudis, our President, has voting power equal to approximately 49.84% of our voting securities.  As a result, management through such stock ownership rights has the ability to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership in management may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than management.

MANAGEMENT OF OUR COMPANY PREVIOUSLY HAD BEEN INVOLVED IN THE MANAGEMENT OF DEVELOPMENT STAGE COMPANIES WITH NO SPECIFIC BUSINESS PLAN WHICH HAVE GENERATED NO OR MINIMAL REVENUES.

Our management has previously been involved in companies that generated no or minimal revenues. Specifically, Edward C. Defeudis was involved with:

Kraig Biocraft Laboratories, Inc. (“Kraig Biocraft”) was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries. Edward C. Defeudis, our President, Principal Accounting Officer and Chairman of the Board of Directors, beneficially owns 4,675,000 shares of common stock, which represents less than ten (10%) percent of the issued and outstanding shares of Kraig Biocraft.

Based on the above, our management and some of our shareholders have a history of involvement with companies that have not pursued their stated business plan, have generated no or minimal revenues and have failed to file all of their reports with the Securities and Exchange Commission in a timely manner.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH UNITED STATES CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

WE MAY NOT BE ABLE TO MEET THE ACCELERATED FILING AND INTERNAL CONTROL REPORTING REQUIREMENTS IMPOSED BY THE SECURITIES AND EXCHANGE COMMISSION RESULTING IN A POSSIBLE DECLINE IN THE PRICE OF OUR COMMON STOCK AND OUR INABILITY TO OBTAIN FUTURE FINANCING.

As directed by Section 404 of the Sarbanes-Oxley Act, as amended by SEC Release No. 33-8934 on June 26, 2008, the Securities and Exchange Commission adopted rules requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual reports.  In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. Commencing with its annual report for the year ending January 31, 2010, we will be required to include a report of management on its internal control over financial reporting.  The internal control report must include a statement

•	Of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	Of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	Of the framework used by management to evaluate the effectiveness of our internal control over financial reporting.

Furthermore, in the following year, our independent registered public accounting firm is required to file its attestation report separately on our internal control over financial reporting on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule.  In the event that we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the Securities and Exchange Commission, which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY FOR OUR SHARES OF COMMON STOCK.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If we are able to complete construction of our planned scrap metal recycling facility and expand the distribution and sales of our metal ore products, we may require additional financing to continue to develop and exploit existing and new products and services related to these aspects of our business and to expand into new markets.  The exploitation of our business may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Risks Related To Our Securities

OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS BECAUSE CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF OFFICERS AND/OR DIRECTORS.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

STOCKS TRADED IN THE PINK SHEETS OR ON THE OTCBB ARE SUBJECT TO LIMITATIONS IN CONNECTION WITH THE AVAILABILITY OF QUOTES AND ORDER INFORMATION.

Our shares currently trade in the Pink Sheets. Following this offering we intend to seek quotation on the Over The Counter Bulletin Board. Trades and quotations in the Pink Sheets and on the OTCBB involve a manual process and the market information for those securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not able to sell shares of our common stock at the optimum trading prices.

RISK OF MARKET FRAUD.

Shares traded in the Pink Sheets and OTCBB securities are frequent targets of fraud or market manipulation. Not only because of their generally low price, but also because the reporting requirements for these securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed. Dealers may dominate the market and set prices that are not based on competitive forces. Individuals or groups may create fraudulent markets and control the sudden, sharp increase of price and trading volume and the equally sudden collapse of the market price for shares of our common stock.

LIMITED LIQUIDITY IN THE PINK SHEETS OR ON THE OTCBB.

When fewer shares of a security are being traded in the Pink Sheets or on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one's orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one's order entry.

ANY MARKET THAT DEVELOPS IN SHARES OF OUR COMMON STOCK WILL BE SUBJECT TO THE PENNY STOCK REGULATIONS AND RESTRICTIONS WHICH WILL CREATE A LACK OF LIQUIDITY AND MAKE TRADING DIFFICULT OR IMPOSSIBLE.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our common stock.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

▪      the basis on which the broker or dealer made the suitability determination, and

▪      that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

THE MARKET FOR PENNY STOCKS HAS EXPERIENCED NUMEROUS FRAUDS AND ABUSES WHICH COULD ADVERSELY IMPACT INVESTORS IN OUR STOCK.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

▪      Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

▪      Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

▪      “Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

▪      Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

▪      Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We believe that many of these abuses have occurred with respect to the promotion of low price stock companies that lacked experienced management, adequate financial resources, an adequate business plan and/or marketable and successful business or product.

OUR CONTROLLING SECURITY HOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

All of our officers and directors beneficially own approximately 80.15% of our common stock.  In this case, all of our officers and directors will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these security holders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other security holders to approve transactions that they may deem to be in their best interest. For example, our controlling security holders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	Our plans to successfully complete construction of our Internet lending services, or, even if constructed, our ability to operate the online lending services profitably;
•	Our intentions to obtain sufficient additional capital to fund our planned expansion and construction of the Internet lending services;
•	our expectations regarding the market for our Internet lending services;
•	our beliefs regarding the continued growth and competitiveness of the Internet lending services;
•	our future business development, results of operations and financial condition; and
•	competition from other Internet lending institutions.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Please note that all information set forth below gives effect to a 1-for-3.85704 reverse stock split on March 7, 2001 and a 1-for-20 reverse stock split of our common stock on February 26, 2008.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales of the shares offered for sale under this prospectus by the selling stockholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued to our shareholders. Accordingly, there will be no dilution to our existing shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Pink Sheets, a quotation service for OTC securities, under the symbol “SWPD.PK.” Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for OTC securities in real-time. Our listing status on the Pink Sheets is dependent on market makers’ willingness to provide the service of accepting trades to buyers and sellers of the stock. Quotes for OTC securities reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Unlike securities traded on a stock exchange, such as the New York Stock Exchange, issuers of securities traded on the Pink Sheets do not have to meet any specific quantitative and qualitative listing and maintenance standards.

Our stock has been thinly traded. The following table sets forth the high and low sales price per share of our common stock, as reported by the Pink Sheets LLC, for the periods through January 24, 2008, after giving effect to a 1-for-20 reverse stock split of our common stock on February 26, 2008:

	High	Low

2008
January 24, 2008 to February 25, 2008	$0.10	$0.20
February 26, 2008	1:20 Stock Split
February 26, 2008 to March 31, 2008	$2.00	$2.00
Second Quarter	$1.55	$0.25
Third Quarter	$1.01	$0.25

Holders

As of November 13 , 2008, there were approximately 360 security holders of record of our common stock.

Transfer Agent and Registrant

Our transfer agent is Standard Registrar & Transfer Company, at the address of 12528 South 1840 East Draper, UT 84020. Its telephone number is (801) 571-8844.

Penny Stock Considerations

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

Dividend Policy

We have not declared any cash dividends on our common stock since inception. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operation of the Company for the fiscal years ended January 31, 2008 and 2007, and for the six months ended July 31, 2008 and 2007 should be read in conjunction with the selected financial data, the financial statements and the notes to those statements that are included elsewhere in this registration statement. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview of Our Performance and Operations

Our business

We are  a Public company in the peer-to-peer (P2P) lending space. Our mission is to create the most efficient non-institutional, Internet-based lending community of individual borrowers and lenders that come together to make personal loans in which both parties benefit.  The company's target market is personal loans ranging from $1,000-$25,000.

Peer-to-peer lending is one of the fastest growing sectors of the financial services industry.  While the market for such lending is currently relatively small, and with only approximately $650 million borrowed and lent during all of 2007, the market is already experiencing significant growth and is projected to boom over the coming years reaching nearly $6 billion in loans by 2010.

While the popularity and the ubiquity of the Internet are certainly major factors driving the peer-to-peer lending market forward, there are also very clearly major macro and micro economic factors propelling this business forward.  As a result of an overheated housing sector, and other economic factors, financial institutions have significantly tightened credit standards making it difficult for many consumers to acquire non-collateralized personal loans.  Such loans that are available have become considerably more expensive over the past year.  These financial market conditions have created an opportunity for individual lenders to step in and fill the small loan lending gap, fuelling the current hyper-growth we are currently experiencing in the peer-to-peer lending market.

Peer-to-peer lending offers significant benefits to both borrowers and lenders.  Through peer-to-peer lending borrowers are able to access funds at rates that typically range from 10% to 16%, which compare very favorably to credit card advances, which are often over 25% annually or short-term consumer loans, which are often made at over 100% interest per year.  Peer to peer lenders also realize significant potential benefits.  Compared to the estimated return typically earned on cash deposits, which can range from 2% and below, peer-to-peer lending offers lenders a chance to participate in investment opportunities with much higher returns.  Peer-to-peer lending also offers socially positive benefits to lenders that many find attractive.

Via its website, the company provides screening and credit checks on borrowers and allows lenders to select the types of borrowers they wish to consider for loans.  The process of credit, background and identity checks, processing of the loan applications, the matching of borrowers and lenders, the tracking of loan payments, and other related functions are handled on a completely automated basis allowing Swap-A-Debt to incur extremely low overhead costs, likely resulting in meaningful operating margins.

Swap-A-Debt earns revenue from the fees for the services it provides which are typically 1% to 3% based on the size and the credit rating of the borrower.  Additionally, the company charges a 1% annual servicing fee from the borrower on all outstanding balances.  While these fees constitute the initial revenue model, we believe it is highly likely the company will develop additional streams in the very near future with website advertising, credit card and auto loan origination and/or referral fees likely showing the most realistic near-term potentials.

The company had no operations during the fiscal year ended January 31, 2008 and 2007.  The Company’s expenses during that time incurred General and Administrative expenses in the amount of $ 236,862 and $ 180,558, respectively.  These expenses occurred developing the Company ’s Web technology and establishing the necessary infrastructure to launch its services.   The losses during those two years included accrued officers’ salaries in the amount of $166,582 and $ 85,000, which were forgiven during the quarter ended, April 30, 2008 resulting in a gain in the amount of $431,583.

Our auditors have raised substantial doubt as to our ability to continue as a “Going Concern” as our Company has generated no revenue since 2005 and has accumulated losses of $4,922,175 at July 31, 2008 and $5,198,358 thru January 31, 2008. The company’s continued existence is dependent on its ability to generate sufficient cash flow from operations to support its daily operations, as well as, to provide sufficient resources to retire existing liabilities and obligations on a timely basis.

On February 26, 2008, the Company effectuated a 1:20 reverse split.  Additionally, the Company purchased the domain names and business plan of “Swap-A-Debt, Inc.” in exchange for 22,200,000 post-split shares.  On April 18, 2008, the three holders of the Convertible Notes Payable amounting to $1,130,000 converted their notes into 9,040,000 shares of Common Stock in full satisfaction of the debt outstanding.

PLAN OF OPERATION

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

1)	We will continue to work with Hadlock and Associates of Natick MA to remain compliant to facilitate consumer loans in all 50 states and obtain licenses where required;

2)	We will establish a marketing relationship with a Search Engine Optimization company to give us maximum Web exposure;

3)	We will also continue to establish and maintain our relationships with realtors, accountants, attorneys, etc they can help to send us business;

4)	and we will continue to pursue a major funding through a hedge fund or broker dealer to enable us to accelerate our business plan.

Over the next 12 months, we anticipate our expenses could range from $300,000 to $3,600,000, depending upon financing and the acceleration of our business plan.

If we do not obtain additional funding, we will continue to operate on a reduced budget until such time as more capital is raised. Under this reduced budget, our expenses may be $300,000 for the next 12 months. We believe that we could operate with our current cash on hand while satisfying any shortfall in cash flow with income that will be generated after the launch of our website.

If we obtain a large financing in the future, we would accelerate our business plan and hire up to 9 more staff members, increase our office space and operations, and increase our advertising and marketing budget, all of which would directly affect the performance of the company.

RESULTS OF OPERATIONS

As of the most recent quarter ended July 31, 2008, we had cash on hand of $153,813 and our total assets were $269,487 while our total liabilities consisted only of an Outstanding Line of Credit in the amount of $100,000.  In spite of the continued losses and a resulting accumulated deficit of $4,922,175, the Company has positive shareholder’s equity in the amount of $169,487.

We are currently operating at a loss but due to the extinguishments of debt, the company has an overall net income for the six months ended July 31, 2008. Our auditor has expressed doubt as to whether we will be able to continue to operate as a “going concern” due to the fact that the company has not had revenue since 2005 and will need to raise capital to further its operations.  We do not expect to be able to satisfy our cash requirements to continue to operate over the next twelve months unless we obtain additional funding or our revenues significantly improve. If the market does not begin to improve, we will need to raise additional funds to continue to operate as a “going concern.” There is no guarantee that we will be able to raise additional funds and if we are unsuccessful in raising the funds, we may be forced to close our business operations.

As of July 31, 2008, we had cash of $153,813.  We are completing the development of our website, and owe two payments of $17,462.50 each or a total of $34,925.

Over the next twelve months, we do not plan to purchase or sell any product or significant equipment. We do not own any products or equipment and we do not rely on any equipment or expensive product to operate in the Person-to-Person Lending Market. Therefore, it is not anticipated that we would have any significant cost associated with a new product or service.

LIQUIDITY AND CAPITAL RESOURCES

As of July 31, 2008, we had cash of $153,813.  However, due to the current instability of the credit market and our limited history with no revenue, we may require additional funds to continue to operate. We will continue to operate on a reduced budget until such time as more capital is raised.  We have no written agreement with Mr. DeFeudis to legally insure that he will provide the funding for our operations.  Although we have no commitments for capital, other than verbal assurances from Mr. DeFeudis, we may raise additional funds through:

-	public offerings of equity, securities convertible into equity or debt,

-	private offerings of securities or debt, or other sources.

During this offering, the Company has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,000. As to the following serious conditions:

1)	As of July 31, 2008, we had cash of $153,813;

2)	We received an aggregate of $850,000 from the sale of three promissory notes in 2008;

3)	Our auditor had determined that based on our financial condition there is substantial doubt as to whether we can continue to operate as a going concern.

On August 29, 2008, the Company received additional outside funding in the amount of $250,000 in the form of a short-term 12% convertible promissory note, payable December 29, 2008.

At this time, Mr. DeFeudis has not identified any sources of additional financing. Upon developing a trading market for the common stock he intends to seek additional sources of financing through hedge funds and/or licensed broker-dealers, however, given our precarious financial condition and our lack of business, a trading market may not develop in the foreseeable future.

We have no written agreement with Mr. DeFeudis to legally insure that he will provide the funding for our operations. Although we have no commitments for capital, other than verbal assurances from Mr. DeFeudis, we may attempt to raise additional funds through public offerings of equity, securities convertible into equity or debt, and private offerings of securities or debt, as our previous efforts raised $850,000. Given our history of raising money, there is no guarantee that we will be successful in obtaining funds through public or private offerings in order to fund our operations. Our investors should assume that any additional funding will cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all.

To date, we have been able to secure $850,000 that we raised through two convertible promissory notes in January 2008 for $300,000 each and one convertible promissory note for $250,000 in August 2008. Since August, we have not been able to raise any additional capital. We may also rely on sources to borrow funds in the form of loans.

Even if we do not raise additional capital, we believe that we will be able to continue operations for twelve months based on the funding currently provided and revenues that we anticipate generating in the near future. Our investors should assume that any additional funding may cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all.

Off Balance Sheet Arrangements

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

-	Any obligation under certain guarantee contracts;

-	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

-
Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholder’s equity in our statement of financial position; and

-
Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

A summary of significant accounting policies is included in Note 2 to the audited financial statements for the year ended January 31, 2008 and Note 2 to the unaudited consolidated financial statements for the quarter ended July 31, 2008. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our Company's operating results and financial condition.

Recently Issued Accounting Pronouncements

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008. Commencing with its annual report for the year ending January 31, 2010, we will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	Of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	Of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	Of the framework used by management to evaluate the effectiveness of our internal control over financial reporting.

Furthermore, in the following year, it is required to file the auditor’s attestation report separately on our internal control over financial reporting on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. We do not anticipate that the adoption of this statement will have a material effect on our financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. We do not anticipate that the adoption of this statement will have a material effect on our financial condition and results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. We do not expect the adoption of EITF Issue No. 07-3 to have a material impact on our financial results.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires us to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. We will adopt this standard at the beginning of our year ending December 31, 2008 for all prospective business acquisitions. We have not determined the effect that the adoption of SFAS No. 141(R) will have on our financial results .

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. We will adopt this standard at the beginning of our year ending December 31, 2008 for all prospective business acquisitions. We have not determined the effect that the adoption of SFAS No. 160 will have on our financial results.

In March 2008, the FASB issued FASB Statement No. 161 “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133” (“SFAS No. 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Pursuant to SFAS No.161, Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. SFAS No. 161 encourages but does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In years after initial adoption, this Statement requires comparative disclosures only for periods subsequent to initial adoption. We will adopt this standard at the beginning of our year ending December 31, 2008. We do not expect the adoption of SFAS No. 161 to have a material impact on our financial results.

We do not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

CORPORATE HISTORY AND STRUCTURE

Our History

We were incorporated in Delaware under the name Windsor Capital Corp. on June 24, 1988 by International Asset Management Group, Inc. (“IAMG”), the promoter and parent of our company.  Our initial business plan was to provide a vehicle to raise capital and seek business opportunities. On January 17, 1989, we issued 64,817 shares of our common stock and 64,817 warrants to IAMG for $125,000. The warrants are exercisable at $192.85 per share for a period of three years.

In February 1989, we completed an initial public offering for 6,482 units at a purchase price of $38.57 per unit, which included 6,482 shares of common stock and 6,482 Class A common stock purchase warrants.

On May 9, 1995, we changed our name to Innovative Health Systems, Inc. On July 13, 1995, we changed our name to Windsor Capital Corp.

We entered into an Agreement and Plan of Merger dated December 18, 1997 with IAMG, and Woodfield Enterprises, Inc., a Florida corporation (“Woodfield”), in which we issued 86,854 shares of our common stock, par value $0.001 per share to the former shareholders of Woodfield, in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended. After the transaction, Woodfield was acquired into our company. Also, pursuant to the terms of the agreement, IAMG cancelled 62,224 shares of common stock and 64,817 warrants.

On January 30, 1998, pursuant to an Agreement and Plan of Merger dated January 29, 1998, we acquired all of the business and assets of Boynton Tobacconists, Inc., a privately-held Florida corporation ("Boynton"), and assumed all of Boynton's liabilities. Pursuant to the merger, 22,950 shares of our common stock, par value $0.001 per share, were issued to the former shareholder of Boynton, Mr. Joel A. Wolk, in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended. Additional shares of the our common stock, up to a maximum of 2,288, were issued to Mr. Wolk based on a final valuation of certain assets and liabilities of Boynton as of January 30, 1998.

On March 7, 2001, we completed our 1-for-3.85704 reverse stock split of our common stock.

On March 7, 2001, WCC Acquisition Corp. (“WCC”), our wholly-owned subsidiary, acquired Energy Control Technology, Inc., a privately-held Delaware corporation (“ECT”) pursuant to an Agreement and Plan of merger dated as of December 15, 2000. In connection with the merger, 466,630 shares of our common stock, par value $.001 per share, were issued to the former shareholders of ECT in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended. Upon the merger of ECT into WCC, WCC changed its name to Energy Control Systems, Inc. ("ECS"), and we changed our name to Energy Control Technology, Inc. Our business was changed to development and marketing of proprietary motor control software focused initially on the agricultural irrigation market.

On September 26, 2005, we changed our name to 5fifty5.com, Inc.

On August 8, 2005, we entered into an Agreement for the Purchase of Preferred Stock with Edward C. DeFeudis. Pursuant to the agreement, we would issue to Mr. DeFeudis 3,750,000 shares of preferred stock in exchange for $37,500. Rather than issuing the 3,750,000 shares of our preferred stock, we issued to Mr. DeFeudis 1,875,000 shares of common stock pursuant to a letter of issuance of common stock dated January 25, 2008.

On January 31, 2008, we changed our name to Swap-A-Debt, Inc. On February 26, 2008, we completed our 1-for-20 reverse stock split.

On February 26, 2008, we acquired all the right, title and interest in and to www.swapadebt.com, a person-to-person lending website from Spider Investments, LLC, a Florida limited liability company, pursuant to a purchase agreement (the “Purchase Agreement”). As consideration, we issued to Spider Investment of 22,200,000 shares of our common stock, and we also issued an additional 15,000,000 shares of our common stock to Situation X, LLC, a Delaware limited liability company, in connection with services rendered and to be rendered by Marco Garibaldi with respect to the business of our company. As a result of the transaction, Edward C. DeFeudis held 24,675,000 shares of our common stock, as a beneficial owner of Spider Investment and Lion Equity Corp., which represent 49.84% of all our issued and outstanding common stock. Marco Garibaldi held 15,000,000 shares of our common stock, which represent 30.30% of all our issued and outstanding common stock.  And we therefore entered into an Internet person-to-person lending service. The website is in construction and will be launched by the end of  November 2008.

All information set forth herein gives effect to a 1-for-3.85704 reverse stock split on March 7, 2001 and a 1-for-20 reverse stock split of our common stock on February 26, 2008.

OUR BUSINESS

Business Overview

We are  a first U.S. Public company in the peer-to-peer (P2P) lending space. Our mission is to establish the most efficient Internet non-institutional lending organization with more services than present privately held competitors.

The CEO of our company is Marco Garibaldi. Mr. Garibaldi was a computer programmer by trade with over 30 years of extensive experience in a host of industries including computer programming, Internet, entertainment, and business advisory.

Mr. Garibaldi started his career at Burroughs and Sperry. He later founded InterComm, Inc, which was a think-tank that developed such fundamental Internet services such as, the online shopping cart, online bookstore and the auction server.

Our management has previously been involved in companies that generated no or minimal revenues. Specifically, Edward C . Defeudis was involved with:

Kraig Biocraft Laboratories, Inc. (“Kraig Biocraft”) was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries. Edward C. Defeudis, our President, Principal Accounting Officer and Chairman of the Board of Directors, beneficially owns 4,675,000 shares of common stock, which represents less than ten (10%) percent of the issued and outstanding shares  of Kraig Biocraft.

Market Summary

Person-to-person lending or peer-to-peer lending or social lending is, in its broadest sense, the name given to a certain breed of financial transactions (primarily lending and borrowing) which occurs directly between individuals (peers) without the intermediation/participation of a traditional financial institution. The biggest enabling technology for person-to- person lending has been the Internet, where person-to-person lending appears in two primary variations: an “online marketplace” model and a “family and friends” model.

The marketplace model enables peer lenders to locate peer borrowers and vice-versa. This model connects borrowers with lenders through an auction-like process in which the lender willing to provide the lowest interest rate “wins” the borrower’s loan. We have created a new version of this model by uniquely matching a borrower and a lending not utilizing an auction. Think of it as a Match.com for finance.

The “family and friend” model forgoes the auction-like process entirely and concentrates on borrowers and lenders who already know each other. This model emphasizes online collaboration, loan formalization and servicing.

Traditionally, lending institutions have benefited from scale and diversification. By pooling the available money supply and lending it out again, the impact of any one default is made trivial in light of the timely payment of the vast majority of the notes outstanding. The downside of this is that it has generated greater transaction overhead and removed community loyalty.

Person-to-person or peer-to-peer lending models attempt to reintroduce the social components that are lost in traditional centralized banking models, while maintaining a mixed quantitative/qualitative balance of diversification- as opposed to the purely quantitative diversification available through institutional lending.

Peer-to-peer lending eliminates the overhead and inefficiencies of traditional banks and creates a “virtuous cycle” of lenders getting better returns and borrowers getting not only better interest rates but also the loan itself. It is the only time that individuals directly control their own funds, as opposed to the traditional banking/lending models which pool all funds together and completely remove individuals from decision making.

Business Concept

Our business concept is starkly simple. Swapadebt.com is an on-line site for borrower’s who want to borrow $1,000 to $25,000 and for lenders who can make educated decisions on credit scores, intended use etc., to receive a higher rate of interest than available at traditional financial institutions. This is all facilitated with a n  Internet website and a highly efficient back office system to completely automate a process that has become ever more cumbersome at brick and mortar banks.

There is a charge of $25 for a credit review and assignment of a credit rating. We receive a profit of $13 from this fee.

We profit throughout the entire process. This is the first of a continuous flow of incremental profit on each transaction.  We are different from all other sites in that we offer a credit fixing service to help borrowers increase their credit rating in order to reduce their interest payments not only for the immediate loan but all things going forward.

We have secured an arrangement with a credit agency to supply this service and will receive 30% of the fees charged. The fees will range from $200 to $2000 based on the amount of service provided.

We receive a 1% annual servicing fee on loan amounts outstanding.

We receive a transaction fee of between 1% to 3% based on loan size and credit rating. The minimum fee is $80.

We at this time will not be using any of our own money for any loans and are merely acting as an on-line facilitator.

We provide collection services using outside accredited companies.

Mechanics of our business

We match appropriate borrowers with lenders who were willing to accept the borrower’s credit profile. As the first step in the loan application process, all participants to the company’s online lending community are required to register with and undergo a personal verification process prior to applying for a loan as a borrower or making a loan as a lender. As part of this process, both borrowers and lenders log onto the Swap-A-Debt web site and fill out an online application with certain personal information, including their driver’s license and social security number. This private information is then encrypted and electronically transmitted to a verification source in order to confirm an applicant’s proper identity, and that they “are who they say they are.” This identify verification process is completely automated via computer systems and encryption technology.

Additionally, as a required component of the application process, the official credit scores of each would-be borrower are sourced automatically from the main consumer credit rating agencies, namely Trans Union LLC, Equifax Inc. and Experian. In order to gain access to an individual credit score, we have contracted with each of these U.S. national consumer credit rating agencies to provide this data to the company. These credit ratings then become an essential part of a borrower’s personal loan application and profile within our network.

By including an individual’s credit rating within their loan profile, and making these ratings highly visible and accessible to the our community of online lenders, we believe borrowers with a responsible financial history, and the corresponding good credit rating to show for it, will be better rewarded by lenders willing accept lower interest rates than for borrowers with a less solid financial background and a poor credit rating. This notion goes back to the company’s core philosophy of building peer-to-peer lending around a community with an “honors and reward system” of sorts when, before the time of paper currency and modern banks, individuals lent essential goods such as livestock and grains to one another within their communities. Within these ancient societies, the timely, effective pay-back of items borrowed was considered essential to maintaining one’s reputation, and with it, access to future borrowing opportunities of goods, support and acceptance within the community. In effect, one’s reputation as a borrower during this time translated into a modern day credit rating which, good or bad, brings rewards or punishments in the form of a market clearing interest rate on an individual’s personal loan.

Once identity is verified and the credit scores obtained, participants are able to proceed with the process. Specifically, lender’s create a personal profile of sorts on the company’s website outlining their borrowing requirements, anywhere from $1,000 to $25,000, intended use of funds, time-to-payback and desired rate of interest on the loan, that is, the desired maximum interest rate level they would like to pay to secure the funds. This information is used by the company’s proprietary matching system to pair a borrower with a corresponding lender who has specified reciprocating criterion. Additionally, a borrower will include their bank account information as the savings or checking account they would ultimately like to use for the deposits and withdrawals of the loan.

Once submitted, a potential buyer’s loan-request and profile goes into Swap-A-Debt’s searchable data base of borrowers where online lenders can access the profiles and select those candidates to whom they wish to make a loan. Finally, each borrower is assigned a Swap-A-Debt account whereby they can log-on to the company’s website and access the status of their loan application, including lender responses to fund their particular personal loan.

For registering lenders, on the other hand, once their personal identification has been established, their next step is to determine the amount of funds they would like to submit and, ultimately invest, in the Swap-A-Debt loan program. For this purpose, we have arranged for Bank of America (“BoA”) to function as the company’s third party bank, as we does not ourselves hold or maintain any funds submitted by would-be-lenders participating in our online community. Rather, we have established a corporate trust account with Bank of America, a renowned and trusted third party financial institution, to function as escrow agent. Thus, all funds submitted by lenders to the Swap-A-Debt program are deposited with Bank of America until the lender is ready to make a loan to a chosen borrower.

To actually submit funds for participation in the company’s loan program, lenders can elect to have money wired directly from their bank accounts to the trust account maintained by us at Bank of America or, make others arrangements to send a check or have their credit cards charged with amounts deposited into the Swap-A-Debt escrow account. Lenders must also specify a personal checking, savings or other appropriate account to which they would like the funds from the loan payback to be deposited.

Once a lender has submitted his/her funds, these funds are “on-hand” and ready to be dispersed to borrowers in the Swap-A-Debt loan program. At this stage, lenders are able to go to the company’s online community database and, as part of the “peer-to-peer” process, search and select a buyer profile of their liking by choosing a candidate who matches their requirements for loan amount, credit rating and loan interest rate, among others. Alternatively, as part of this process, lenders can also set up Swap-A-Debt profile or of their own, stipulating their criterion as lenders for the type of borrower group on which they want to focus, such as “only AA borrowers,” or “borrowers of all credit ratings willing to pay a certain percentage,” or any combination of distinguishing traits as listed in the borrowers’ Swap-A-Debt profiles. Then, as part of the company’s sophisticated automatic matching process, only those borrowers meeting a lender’s specified characteristics will appear in the lender’s Swap-A-Debt account.

Next, by clicking on a chosen buyer profile, the lender authorizes a stipulated amount to be automatically transferred from his/her funds on hand at BoA into the borrower’s checking/savings actual account. At this point, the loan transaction is complete.

Finally, as part of the payback process, the borrower receives a friendly email reminder from us prior to his/her monthly due date. Upon receiving the reminder, the borrower must log onto his/her Swap-A-Debt account and click on the “make payment” function, upon which the appropriate amount of payment funds will be wire transferred from the borrower’s account to the lender’s specified account.

Alternatively, a borrower can also arrange for automatic withdrawal in order to make the necessary loan payments. Failure to make a loan payment will result in email notifications from us that a payment is late and must be made until finally, a final notice is sent warning of being turned over to a collection agency. If a borrower still fails to act, the loan is turned over to a collection agency to process the remainder of the loan and we are no longer involved.

Revenue Model

We earn revenue in the form of fees for the services it provides. In particular, this revenue stream comes from three main sources in the borrow-and-lend transaction process.

The company’s main revenue stream comes from fees earned on loans made, where we collects a minimum fee of $80.00 assessed to the borrower on all loans including those as low as $1,000. From the point of this minimum fee level, we apply a corresponding graded fee structure between 1.0% to 3.0%, based on loan size and credit rating, to all borrowings as they increase progressively in amount, charging as much as 3.0% on loans in the $25,000 range. For loans above a certain level, the charge is split evenly between the borrower and lender participants. Furthermore, we receive a 1.0% annual servicing fee from borrowers on loan amounts outstanding.

We also earn revenue from a unique service offering it provides for “fixing” a borrower’s credit profile and thus, their credit rating. This has the benefit to the borrower of reducing total loan-related interest payments both for funding obtained through the Swap-A-Debt program as well as for funding and credit related events going forward. Specifically, we have aligned ourselves and contracted with a U.S. nationwide credit organization dedicated to improving the credit scores of individual borrowers by working with creditors and other parties.

Would-be borrowers to us have the opportunity to “click-on” the company’s website requesting this service, in which case we will automatically fill out all the necessary paperwork with information submitted by the applicant, including their obtained current credit score, and submit it electronically to their partner organization that specializes in restoring an individual’s credit. At this point, the credit-fixing agency will work directly with the borrower to resolve their credit rating issues. Thus, accessing this credit-fixing service via us saves potential borrowers both time and effort in filling out the necessary hard copy paper work, an electronic copy of which we retain on file from our partner organization.

As part of this service, borrowers have access to a credit-fixing organization that has been vetted and endorsed by our company and provides a money-back guarantee should an individual’s particular credit score fail to be fixed. Under this arrangement, we receive a referral fee percentage from the fees charged by the credit-fixing agency to the end user/borrower. We estimate the fees charged by the credit agency will range from $200 to $2,000 and more, based on the level of services required to satisfactorily improve a potential borrower’s credit profile. Finally, once an individual’s credit rating has been improved, the credit-fixing agency will notify the company, and we will update the borrower’s profile on the company’s site to reflect the now more favorable credit rating.

Finally, our third revenue stream comes from charging would-be borrowers a fee to get their credit ratings from the three U.S. national consumer credit rating agencies. As part of the Swap-A-Debt application process, these credit ratings must be obtained on each respective borrower for inclusion in their personal loan profile kept on file with the company. In order to access individual credit ratings from these third party providers, however, we must pay a fee, which we in turn passes onto borrowers at a higher rate. As part of our service offering to customers, this information is also made available to the borrower applicant who is able to securely access it, print it out or use it anytime by accessing their Swap-A-Debt profile. Comparatively, gaining access to an individual’s official credit scores from these three bureaus can normally cost borrowers even more when done outside of requesting this information in conjunction with Swap-A-Debt. Additionally, in order to procure this information, an individual must be willing to invest the time and effort necessary to sign-up and pay at each of these three companies, respectively.

In addition to these revenue streams, we are currently developing additional financial related services for our online borrowing and lending platform, which it intends to make available going forward.

Customer Base

Swap-A-Debt’s business targets the underserved niche sector of small loan lending in the financial community by specializing in loans that range from $25,000 and below.

Historically, procuring a loan in the $1,000 to $25,000 category has often proven substantially difficult for many borrowers, as most banks and financial institutions simply to not cater to personal loan levels this low. In fact, most traditional lending institutions and professional financial brokers draw the “cut off” point at a minimum level, below which it is simply not economically profitable for these organizations to service given the time and resources required to execute these loan transactions. Additionally, many customers of the small loan market may have poor or non-existent credit scores and/or borrowing profiles that simply are not compelling enough for traditional lenders to take interest. For this reason, many small-loan seekers often face few alternatives such as turning to friends and family or other more costly sources, such as payday advances or credit card cash advances, to meet their financing needs, or else they simply do without.

While the Swap-A-Debt program is open to all would-be borrowers, as there are no minimum criteria, the company’s believes an individual’s credit rating and other important personal borrowing characteristics are likely to play a key role for lenders in selecting a particular borrower’s loan profile.

We currently see our customer base as borrowers seeking access to a loan level between $1,000 and $25,000, with the average loan likely to be between $5,000 and $20,000, although loan amounts above and below these ranges are also possible. Likewise, Swap-A-Debt’s lender profile is likely to encompass individual lenders of all sorts seeking returns on their investment in the approximate average range of 10.0% to 16.0%.

Benefits to the Parties Involved

Benefits to Borrowers

We created our peer-to-peer lending community to specifically address the needs of small loan borrowers with few alternatives in the current financial market place. Several key advantages to borrowers participating in the company’s online lending program include the following:

•	Access to needed funds in the small loan range of $1,000 to $25,000

•
The ability to pay a comparatively favorable interest rate, typically ranging from an average of 10% to 16+%, relative to the higher rates often charged by alternative sources such as 25+% for cash advances, credit card changes and payday advances, among others

•	The ability to independently source funding from a anonymous third party lender, rather than face the potentially awkward experience of having to approach family and friends for money

•	The convenience of an online “banking-like” experience, whereby the borrower can apply for a loan online and monitor the results of their application and “lender hits” anytime, anywhere online.

Benefits to Lenders

Likewise, we believe our lending program offers several advantages and incentives for lenders to participate in our peer-to-peer community as below.

•
Compared to the estimated return typically earned on cash deposits, which can range from 2.0% and below, we offer lenders the chance to participate in an investment opportunity with average returns as high as 10% to 16+% on loans made

•
As part of the features of the company’s online lending program, lenders are able to diversify their investments in a portfolio of loans by electing to disperse their funds amongst one or several different borrowers. Additionally, a single lender may choose to provide just a fraction of a borrower’s requested amount, with the remainder coming from other participating lenders in the online community. By choosing to practice lending diversification, lenders should better be able to insulate their returns from the default of any one/few borrowers while still earnings superior returns

•	The convenience of an online “investing” experience, whereby the lender can create his/her own portfolio of borrower loans

Competition

Competitors are listed as follows:

Prosper was the first on-line peer-to-peer matchmaker which started in February 2006 and has over 600,000 users, over 10,000 deals and loans over $200 million.  They were initially funded and founded by Chris Larson who founded E-Loan before Prosper.

In April 2007, Ebay moved into peer-to-peer lending space with the purchase of pre-launch, San Francisco based MicroPlace.

Circle lending started in October 2007 and sold a majority stake in the company to Richard Branson’s Virgin USA, re-branding itself as Virgin money. The site manages more than $200 million in loans between friends and family.

The Online Banking Report predicts that within five years, the total market for P2P lending in the U.S. could surpass 1,000,000 loans annually.

Resources Requirements

The resources and necessary know-how to create a successful online community for the purpose of conducting financial transactions, including the borrowing and lending of funds, are extensive. In addition to technical programming skills, the builder must have a thorough understanding of the complex laws and requirements of United States, on a state by state basis, that regulate the online banking industry and dictate its permissible transactions. Effectively, all code must be written to comply with virtually hundreds of laws at every stage and consideration of the transaction process, including the requirements of the Securities and Exchange Commission, the Department of Homeland Security and federal and state laws, among others. Failure to identify and comply with all of these laws as part of peer-to-peer provider’s business plan can delay, halt or even close down an operator’s efforts.

We have invested many thousands of man-hours, and the expertise equivalent of over one hundred years in the programming industry via 16 high level programmers to complete our fully automated Internet website. These efforts were undertaken to ensure all code comprising our platform is logically written to comply with the laws of United States. Furthermore, while we believe our website provides an easy-to-use platform for users, the actual technical framework behind our site is extremely sophisticated. We believe this level of complexity limits the ability of new players to easily enter the market.

Otherwise, we will utilize the proceeds of the investment to bring on senior management to the company. Because of the high automation of our website the personnel requirements for our company are relatively modest. We will also embark on a major marketing campaign to expand our client base. It is in discussions with major marketing companies to execute this program.

Potential Future Business

We are the only online peer-to-peer lending platform for the underserved, small loan market of sub-$25,000 that offers an array of additional credit and financing services to potential borrowers. At present, we do not use any of it own funds for making loans to would-be borrowers, rather the entire amount of funds invested in loans is sourced from other lender participants in the company’s online platform. Going forward, we may choose to pursue a “hybrid model” whereby loans to individual borrowers are sourced in part from the peer-to-peer lending community and in part directly from our own corporate funds.

We believe this hybrid model would be unique to the industry as, at present, the industry of online lending is comprised of players participating either solely as a banking organizations with the deployment of their own funds/customer deposits, or as a peer-to-peer operation where no “house” funds are involved.

Additionally, going forward, we envision extending our lending services small businesses seeking up to approximately $10 million in funding.

Employees

As of November 13 , 2008, we have two full-time employees, Marco Garibaldi and Edward DeFeudis. Marco Garibaldi is the CEO and Co-Founder, and Edward DeFeudis is the President and Co-Founder. Mr. Garibaldi and Mr. DeFeudis each spend in excess of 50 hours per working on behalf of the company. As we launch and begin to generate revenue, we will look to raise capital and hire 9 additional staff members over the next 12 months.

Properties

Our principal executive office is located at 1001 Brickell Bay Drive, Suite 1804, Miami, FL 33137.  We pay rent of $750 per month to occupy this location.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers, their ages and titles, are as follows.

Directors and Executive Officers	Position/Title	Age
Marco Garibaldi	Chief Executive Officer	53
Edward C. Defeudis	President, Principal Accounting Officer , and Chairman of the Board	35

All of our directors hold offices until the next annual meeting of the shareholders of our company, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of the board of directors.  The following sets forth biographical information regarding the above Officers and Directors.

Marco Garibaldi, Chief Executive Officer

Mr. Garibaldi became our CEO since February 26, 2008. He is also serving as Manager of Situation X, LLC. Mr. Garibaldi has extensive experience as an entrepreneur and manager overseeing the development and growth of innovative emerging companies. He is also a computer programmer by trade with over 30 years of extensive experience in a variety of sectors including computer programming, the Internet, entertainment and the business advisory industry.

He began his career at Burroughs and Sperry, which in 1986, became Unisys Corp. and later founded a think-tank corporation called InterComm, Inc. While at InterComm, Inc., Mr. Garibaldi was responsible for introducing a host of essential on-line applications widely used today and familiar to most Internet users. Specifically, his contributions are credited with the development of the online shopping cart, the online bookstore and the auction server, each of which represents a fundamental component of the current Internet commerce environment. Currently, while seeing the underserved need in the microfinance lending industry, Mr. Garibaldi has dedicated his extensive technical skills and creative ingenuity to establishing Swap-A-Debt, an online peer-to-peer lending community designed to bring lenders and borrowers together to pursue new opportunities in this largely untapped market space of micro-lending.

Edward C. DeFeudis, President, Principal Accounting Officer and Chairman of the Board

Mr. DeFeudis is the President, Principal Accounting Officer and Chairman of the Board of our company since August 2005 and he is mainly responsible for all start-up activities from business plan through execution. He is the Manager of Spider Investments, LLC, as well as the President of Lion Equity Holding Corp., which provides investment banking consulting business services, since 1999.  From March 2004 to February 2006, he served as President and Chief Executive Officer of Ringo, Inc. Mr. DeFeudis also served as Financial Advisor for several financial institutions such as Paragon Capital, Merrill Lynch, Oppenheimer Securities, and Euro-Atlantic Securities from 1996 to 1999.

Mr. DeFeudis graduated from University of New Hampshire in 1995 with a BA degree in Political Science.

Director Compensation

Mr. DeFeudis, our Chairman of the Board of Directors, was granted $50,000 as consulting fees for his services in connection with stock issuance to Lion Equity Holdings, Inc.

Audit Committee

We have not yet appointed an audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee. We currently do not have a member who qualifies as an “audit committee financial expert” as defined in Regulation S-K and only one director who is “independent” as the term is used in Item 7(d) (3) (iv) of Schedule 14A under the Securities Exchange Act. Our board of directors is in the process of searching for additional suitable candidates for this position.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

We currently do not have a code of ethics that applies to our officers, employees and directors, including our Chief Executive Officer and senior executives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marco Garibaldi, CEO (1)	2008	$0	0	15,000	0	0	0	5 0,000	$6 5,000

Edward C. DeFeudis, President, Principal Accounting Officer and Chairman	2008	$0	0	0	0	0	0	6 0,000	$6 0,000
	2007	$0	0	0	0	0	0	0	$0

(1)
Pursuant to a Purchase Agreement dated February 26, 2008, Situation X, LLC was granted 15,000,000 shares of our common stock in connection with services rendered and to be rendered by Marco Garibaldi with respect to our business. Mr. Garibaldi is the beneficial owner of Situation X, LLC. Mr. Garibaldi was also granted $ 5 0,000 as consulting fee for his services to Situation X, LLC.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through  November 13 , 2008.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised until November 13 , 2008 by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward C. DeFeudis President, Principal Accounting Officer and Chairman (1)	0	0	0	0	0	$ 6 0,000	$6 0,000

(1)	Mr. DeFeudis was paid $50,000 as consulting fees for his services in connection with stock issuance to Lion Equity Holdings, Inc., and $10,000 as consulting fees in November through Lion Equity.

Employment Agreements

We do not have any employment agreements in place with our officers or directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Except for the ownership of our securities, and except as set forth below, none of the directors, executive officers, holders of more than five percent of the Company’s outstanding common stock, or any member of the immediate family of any such person have, to our knowledge, had a material interest, direct or indirect, in any transaction or proposed transaction which may materially affect the Company.

Related Party Contracts and Transactions

On August 8, 2005, we entered into an agreement for the purchase of preferred stock with Edward C. DeFeudis. Pursuant to the agreement, Mr. Defeudis invested $37,500 in our company to pay off an outstanding debt with Belmont Partners in exchange for 3,750,000 shares of our preferred stock. As additional consideration, we issued to Lion Equity Holding Corp. 600,000 shares of our common stock. Edward C. DeFeudis, the manager of Lion Equity Holding Corp, was therefore appointed as our President and Chairman.

On February 26, 2008, we entered into a Purchase Agreement with Spider Investments, LLC, a Florida limited liability company.  Mr. Edward C. DeFeudis, our President, Principal Accounting Officer and Chairman of the Board of Director, is the Manager of Spider Investments, LLC. Pursuant to the terms of this agreement, we acquired all the right, title and interest in www.swapadebt.com, a person-to-person lending website, in exchange for the issuance of 22,200,000 shares of our common stock to Spider Investments, LLC. In connection with the services rendered and to be rendered by Marco Garibaldi, our CEO, with respect to our business, we also issued an additional 15,000,000 shares of our common stock to Situation X, LLC, a Delaware limited liability company.  Marco Garibaldi, our CEO, is the Manager of Situation X, LLC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 13 , 2008 with respect to the beneficial ownership of our common stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” below and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of November 13 , 2008 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 49,500,000 common shares issued and outstanding as of November 13 , 2008.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owners (1) (2)	# of Shares	% of Class (7)

Edward C. DeFeudis C/O 1001 BRICKELL BAY DR, SUITE 1804 MIAMI, FL 33131 (3)	24,675,000	49.84%
Spider Investments, LLC C/O 1001 BRICKELL BAY DR, SUITE 1804 MIAMI, FL 33131 (4)	22,200,000	44.84%
Marco Garibaldi 9200 SUNSET BLVD #625 LOS ANGELES, CA 90069 (5)	15,000,000	30.30%
Situation X, LLC C/O MARCO GARIBALDI 9200 SUNSET BLVD #625 LOS ANGELES, CA 90069 (5)	15,000,000	30.30%
Robert S Pearson 1422 BURTONWOOD DR GATONIA, NC 28054 (6)	4,240,000	8.56%
All named executive officers and directors as a group (two (2) persons)	39,675,000	80.15%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.

(2)	Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

(3)
The number of shares beneficially owned by Mr. DeFeudis includes 1,875,000 shares of common stock issued on February 2008, 600,000 shares of common stock owned by Lion Equity Holding Corp. and 22,200,000 shares issued to Spider Investment LLC pursuant to a Purchase Agreement.

(4)
On February 26, 2008, we acquired all the right, title and interest in www.swapadebt.com, a person-to-person lending website, in exchange for the issuance of 22,200,000 shares of our common stock to Spider Investments, LLC, pursuant to a Purchase Agreement.

(5)
Pursuant to a Purchase Agreement, in connection with the services rendered and to be rendered by Marco Garibaldi with respect to our business, we issued 15,000,000 shares of our common stock to Situation X, LLC, a Delaware limited liability company.  Marco Garibaldi is the beneficial owner of Situation X, LLC.

(6)
On August 2004, we issued to Robert Alick a 9% convertible promissory note at an amount of $537,500 for the services and monies rendered from January 2, 2001 to August 1, 2004, executed by Energy Control Systems, Corp. On September 2, 2004, Mr. Alick assigned the note to Joe Meuse. On August 15, 2005, Mr. Meuse assigned it to Eric Reusch. On November 4, 2005, Mr. Reusch exercised $7,500 of the note for the issuance of 758,713 shares of our common stock and assigned the balance to Robert S. Pearson on January 15, 2008, which was $530,000. On April 18, 2008, Mr. Pearson exercised the note at conversion price of $0.125 per share, and was issued 4,240,000 shares of our common stock.

On August 29, 2008, we entered into a 12% convertible promissory note with Robert S. Pearson. The maturity date of the contract shall be December 29, 2008. The conversion price shall be equal to the average closing bid price of the common stock (as reported by Bloomberg L.P.) on the Pink Sheets OTC market for the 10 trading days prior to the date of the conversion notice multiplied by .80, provided that the conversion notice is submitted to our company before 6:00 p.m., New York, New York time on such conversion date.  However, the conversion price shall not exceed $1.00. The shares which shall be issued by us if this convertible note is converted into shares of our common stock are not being registered pursuant to this Registration Statement and Prospectus.

(7)	Applicable percentage of ownership is based on 49,500,000 shares of common stock outstanding as of November 13 , 2008.

SELLING SECURITY HOLDERS

We are registering 10,025,000 shares of our common stock.

The table below lists the Selling Security Holders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Security Holders. The second column lists the number of shares of common stock beneficially owned by each Selling Security Holder as of November 13 , 2008. The third column lists the shares of common stock being offered pursuant to this prospectus by each of the Selling Security Holders. The fourth column lists the number of shares that will be beneficially owned by the Selling Security Holders assuming all of the shares offered pursuant to this prospectus are sold and that shares beneficially owned by them, as of November 13 , 2008 but not offered hereby are not sold. All shareholders listed below are eligible to sell their shares.

Except as indicated in the footnotes to the table, no Selling Security Holder has had any material relationship with us or our predecessors or affiliates during the last three years.

Name of Selling Security Holder (3)	Number of Shares Owned	Shares to be offered	Shares to be owned after offering	Percentage to be owned after offering (1) (2)
A.G. Edwards & Sons	1,875	1,875	0	0
Richard Absher and Margo Absher JT TEN	1,297	1,297	0	0
Mary J. Ackley	150	150	0	0
Shabbir Adenwalla	125	125	0	0
Eleanor Adiel	260	260	0	0
David T. Akins	1,000	1,000	0	0
Hymie Akst	2,000	2,000	0	0
Jamie M. Alick	9,623	9,623	0	0
Robert Amyer	2,000	2,000	0	0
Charles Anderson	325	325	0	0
Richard A. Arons	1,800	1,800	0	0
Chandran Arulanandan	4,600	4,600	0	0
Andrew W. Astrove & Ellen M. Astrove	600	600	0	0
Irwin Auslander	39	39	0	0
Balboa Partnership	814	814	0	0
June Barent	75	75	0	0
Paige Barent	75	75	0	0
Anthony Barrett	26	26	0	0
William S. Barrett	130	130	0	0
Bruce Baumgartner	2,500	2,500	0	0
Terri J. Becker	450	450	0	0
Bellingham Industries, Inc.	6,482	6,482	0	0
Ronald J. Benach	1,297	1,297	0	0
John F. Bennett	649	649	0	0
Audrey S. Berger	150	150	0	0
Audrey S. Berger & Laura Crossland	750	750	0	0

Eileen Berke	1,000	1,000	0	0
Carmen L. Berra	300	300	0	0
Lawrence A. Berra	450	450	0	0
Mukesh Bhatt	500	500	0	0
Harvey Bibicoff	649	649	0	0
Harold S. Blue	2,593	2,593	0	0
Daniel M. Bogard	1,000	1,000	0	0
Kenneth A. Bossin	150	150	0	0
Boyle Family Trust	500	500	0	0
Gerritt Brouwer & Mac Brouwer Ttees Gerritt Grouwer MD	790	790	0	0
Mark Bruan	3	3	0	0
Edmond A. Bushey	500	500	0	0
Michael E. Bushey	2,000	2,000	0	0
Joe Zack Butler	500	500	0	0
Craig Caffarelli	130	130	0	0
David K. Cameron	750	750	0	0
Sandra Cameron	225	225	0	0
Harry W. Caplan	150	150	0	0
Cede & Co.	117,501	117,501	0	0
Central Fill Pharmacy, Inc.	8,000	8,000	0	0
Centurian Management Corp.	2,000	2,000	0	0
Aileen Ha-Yi Chan	225	225	0	0
Sin Mun Chan	150	150	0	0
C. Chandradas	3,948	3,948	0	0
Irving Chem	13	13	0	0
Clemencia Christensen	6	6	0	0
Earl V. Cochran	950	950	0	0
Phyllis J. Cohen	3,000	3,000	0	0
Michael J. Colagiovanni	500	500	0	0
R.M. Cooke	130	130	0	0
Edwin Cooperrnan	649	649	0	0
Alan Cornell	325	325	0	0
Robert Crawford	400	400	0	0
Anthony C Dalessio	1,000	1,000	0	0
Dalton Living Trust	2,000	2,000	0	0
Dandurnundi Associates in Medicine	8,300	8,300	0	0
Irving W. Davies	2,800	2,800	0	0
Robert Delaney	65	65	0	0
Michael Denius & Marcia Denius JT TEN	649	649	0	0
John A. Depizzo, Jr.	1,000	1,000	0	0
John M. Donaldson	250	250	0	0
James K. Dublin	1,080	1,080	0	0
Carol Durinka	10,000	10,000	0	0
Elliot F. Dworkin	2,000	2,000	0	0
Frank R. Egan	26	26	0	0
Elistics Corp	3,293	3,293	0	0
Andrew Ellis	7	7	0	0
Ira S. Ellis & Florence Ellis	130	130	0	0
Michael Ellis	7	7	0	0
Patricia Ellis	7	7	0	0
Russell S. Ellis	7	7	0	0
Martin H. Elrad	1,297	1,297	0	0
Michael Elrad	649	649	0	0
Estate of Sid Luckman	2,500	2,500	0	0
Fahnestock & Co. Inc.	26	26	0	0

Michael Falk	9,723	9,723	0	0
Dr. Edward R. Falkner Trust	4,000	4,000	0	0
John Thomas Fay	8,300	8,300	0	0
Richard J. Felber	600	600	0	0
Allan Feldman	2,300	2,300	0	0
Allan Feldman & Judith Feldman	375	375	0	0
Barry A. Fey	495	495	0	0
Nicholas J. Filipic	300	300	0	0
Nicholas J. Filipic & Susan A. Filipic JTWROS	150	150	0	0
Nicholas J. Filipic Cust. For Jacob Filipic UGMA	150	150	0	0
Nicholas J. Filipic Cust. For Joseph Filipic UGMA	150	150	0	0
Financial Clearing & Services Corp.	26	26	0	0
First National Fund	260	260	0	0
Stephanie Forster	1,000	1,000	0	0
Alan L. Freeman	600	600	0	0
Carly Isabelle Friedman	150	150	0	0
Hannah Lee Friedman	150	150	0	0
Joel Friedman	1,500	1,500	0	0
G & S Metal Products	5,000	5,000	0	0
Edith Gampel Trust	2,593	2,593	0	0
Norman Geller	519	519	0	0
Thomas George	300	300	0	0
Torn George	150	150	0	0
Melvin V. Gershman IRA	2,000	2,000	0	0
Melvin Y. Gershman	2,000	2,000	0	0
Nick Giarelli	188	188	0	0
Glazer Realty, Inc.	12,500	12,500	0	0
Leslie Glazer	2,250	2,250	0	0
Elliott Gold	26	26	0	0
Golden Eagle Technology LLC	150	150	0	0
Joseph Graubart	26	26	0	0
Wayne Gray	400	400	0	0
Joseph T. Greco & Susan B. Greco	600	600	0	0
Elana Green	1,000	1,000	0	0
Linda S. Green	5,000	5,000	0	0
Michael G. Green	250	250	0	0
Brian R. Greene	500	500	0	0
Greenstein Family Partnership	130	130	0	0
Heidi F. Gross	260	260	0	0
Allen J. Gula & Marilyn B. Gula	1,600	1,600	0	0
Bala Gulasekaram M.D.	1,000	1,000	0	0
Theodore A. Gullia A & Patricia A. Gullia A	1,700	1,700	0	0
W. Harichandran	864	864	0	0
Russell W. Harris	150	150	0	0
Samuel Harte & P.K. Harte JT TEN	260	260	0	0
David G. Hast	4,500	4,500	0	0
Michael Havrilak	52	52	0	0
Michael Havrilak Cust. For Eren E. Havrilak	26	26	0	0
Danny Hayes	1,349	1,349	0	0
Scott Hemkin	649	649	0	0
William Herbst	400	400	0	0
High Desert Gastro-Enterology Inc.	2,500	2,500	0	0
Barbara I. Hill	2,500	2,500	0	0
Robert W. Hill	2,500	2,500	0	0
John R. Himes	938	938	0	0
Sarah Catherine Huempfner (5)	2,400,000	2,400,000	0	0

Barbara A. Huff	500	500	0	0
Imperial Fund Corp.	389	389	0	0
Intergalactic Growth Fund, Inc.	1,297	1,297	0	0
Internetional Reserve Fund	772	772	0	0
Isakov Family LLC	2,175	2,175	0	0
Terence Isakov M.D.	11,013	11,013	0	0
Joyce Isakov	300	300	0	0
Kadirawel Iswara & Geetha Iswara	3,000	3,000	0	0
Kadirawel Iswara PC Profit Sharing	3,158	3,158	0	0
Kyan Kraus	20,000	20,000	0	0
Shail M. Jain & Than Jain	500	500	0	0
Rashmi Jakhoria	500	500	0	0
Lingaiah Janumpally M.D.	1,650	1,650	0	0
J. Jayakumar & U.P. Jayakumar	186	186	0	0
Jenhan Jayakumar	93	93	0	0
Jitendran Jayakumar	93	93	0	0
Natwarlal Jethva	500	500	0	0
Panch Jeyakumer & Hari Jeyakumer	264	264	0	0
John Shea Family Trust	814	814	0	0
Patty Jones	6	6	0	0
Vinod S. Joshi	1,000	1,000	0	0
John J. Jurcago	600	600	0	0
K.A.M. Group, Inc.	156	156	0	0
John I. Kahi	65	65	0	0
Mayer Kanter	3,000	3,000	0	0
Ira Kent	649	649	0	0
Norma J. King	150	150	0	0
Gilbert Kitt	2,000	2,000	0	0
Stuart Klassman & Jeanmarie Klassman JT TEN	2,000	2,000	0	0
Jlyne H. Kobrin	500	500	0	0
Henry Kohn	130	130	0	0
Korman Co. Profit Sharing Trust	500	500	0	0
Julius Kramer	500	500	0	0
Maurice Krashow	564	564	0	0
Krickstein Partners	2,000	2,000	0	0
Herbert Krickstein	2,000	2,000	0	0
Anil Kumar M.D.	2,500	2,500	0	0
Anil Kumar M.D. Trustee FBO Kumar Medic Corp Money Pur	2,500	2,500	0	0
Barbara Lamborghini	500	500	0	0
Lila Lang Trust	250	250	0	0
Jeffrey Lansman	13	13	0	0
Robin Lynn Lansman	13	13	0	0
Susan Lansman	13	13	0	0
Everett M. Lassman	150	150	0	0
Sherman Z. Leavitt	150	150	0	0
Sande Lehrer & Marilyn Sass-Lehrer	525	525	0	0
Mark P. Levine	80	80	0	0
Steven P. Levine	450	450	0	0
Stephen R. Levy	300	300	0	0
Lion Equity Holding Corp (4)	600,000	100,000	500,000	*
Neil Litten & Loretta Litten JT TEN	649	649	0	0
Lloyds Bank PC	5,250	5,250	0	0
Marc Loveman	3,000	3,000	0	0
Kadirawel Lswara & Geetha Lwara	3,000	3,000	0	0
Michael Luccl	2,000	2,000	0	0
Mel Lyons	150	150	0	0

M & G Equities	325	325	0	0
Thomas Mahendra	31	31	0	0
Gary N. Mansfield	2,619	2,619	0	0
Kenneth J. Mansfield	130	130	0	0
Muriel Mansfield	260	260	0	0
Joan Marek	1,000	1,000	0	0
Bennett Marks	130	130	0	0
Brian A. McBride	300	300	0	0
Charles F. McDaniels	30	30	0	0
Mary Ann McMilian	6	6	0	0
Virginia Meade	500	500	0	0
Govind Mehta & Daksha Mehta	250	250	0	0
John Mendoza	75	75	0	0
Frank Merriman	300	300	0	0
Richard P. Messerman	150	150	0	0
Metal Center	8,500	8,500	0	0
Lawrence H. Meuers	250	250	0	0
Manesh Mewar	250	250	0	0
Beno Michel Trust	1,000	1,000	0	0
Suzanne Micolaysen & Denis Micolaysen JTWROS	130	130	0	0
Lawrence F. Mihevic	450	450	0	0
Dean Miller	300	300	0	0
Sanford Miot	260	260	0	0
Barbara L. Misiewicz	150	150	0	0
Gee Gee Morgan	500	500	0	0
Lynn Morgenroth	227	227	0	0
Thomas J. Murphy, Jr.	130	130	0	0
Deborah Muzzin	4,000	4,000	0	0
Matthew J. Neimes & Marcella E. Neimes	30	30	0	0
Charles K. Newcomb & Virginia B.Newcomb JT TEN	150	150	0	0
Joseph Noel	12,342	12,342	0	0
North Park Real Estate Group	1,000	1,000	0	0
Robert J. Olender & Strachan, Willian & Roessler, Kirk W.	450	450	0	0
Vijaykant R. Patel	1,500	1,500	0	0
Canagaratnam Pathmarajah	12,500	12,500	0	0
Herbert Paul	65	65	0	0
Giovanni C. Pavia	150	150	0	0
Jane Elizabeth Pearson (6)	2,400,000	2,400,000	0	0
Robert S. Pearson (7)	4,240,000	4,240,000	0	0
Alice Pehlke	130	130	0	0
George R. Penfield	4,050	4,050	0	0
H.C. Pennells	26	26	0	0
John Richard Pennells	26	26	0	0
Linda Pennells	26	26	0	0
Linda Joy Pennells	26	26	0	0
D. L. Pennels	26	26	0	0
George R. Pennels	26	26	0	0
Randy Perla	500	500	0	0
Joe Perlmutter	150	150	0	0
James M. Persky M.D.	750	750	0	0
D.V. Pillai	658	658	0	0
Pioneer Partners	649	649	0	0
Bertram J. Polan	2,593	2,593	0	0
Harvey Polly	5,000	5,000	0	0
Leonardo Polonsky	500	500	0	0
S. Daniel Ponce	52	52	0	0

S.Daniel Ponce c/o Wallace Bauman Legon Fidiman Ponce	52	52	0	0
Anthony Quinn	1,000	1,000	0	0
R & J Trust	7,000	7,000	0	0
Ranallo Family Limited Partnership	2,500	2,500	0	0
Tony Ranallo	2,500	2,500	0	0
Enzo Ravenna	450	450	0	0
Neel G. Reddy	75	75	0	0
Erik Revohiemi	26	26	0	0
Erik Revohiemi	26	26	0	0
RFD Associates	4,813	4,813	0	0
Bruce Roberson	130	130	0	0
Judy Robins	2,400	2,400	0	0
Francine Rodin	2,250	2,250	0	0
Terence Rodney & Vicky Rodney JT TEN	325	325	0	0
Stanley H. Rosen	25,000	25,000	0	0
Jacob I. Rosenbaum	75	75	0	0
Robert M. Rosin	3,000	3,000	0	0
Jerome M. Rothenberg	685	685	0	0
Steven Rothenberg	350	350	0	0
Rothenberg-Rosenthal Associates	260	260	0	0
Rubenstein Novak Einbuns & Pavlik	180	180	0	0
James Russell & Nancy Russell	2,125	2,125	0	0
S G Holdings	428	428	0	0
Michael A. Sanson	750	750	0	0
Peter Santulli, Jr.	65	65	0	0
Peter Santulli & Irene Santulli JT TEN	130	130	0	0
Brian P. Sass & Randie Ostroff Sass	150	150	0	0
Milton M. Sass	400	400	0	0
Milton M. Sass & Bertha G. Sass	825	825	0	0
Charles P. Saulino	1,000	1,000	0	0
Leonard Schenker	1,000	1,000	0	0
Stanley Schiffman	65	65	0	0
Stanley J. Schiffman	65	65	0	0
Suzanne Schiller	1,200	1,200	0	0
Herbert Schneider	260	260	0	0
James A. Schoke	1,000	1,000	0	0
Harry Schwartz	2,000	2,000	0	0
Mark Schwartz	2,000	2,000	0	0
Paul T. Sciarrino	2,000	2,000	0	0
Beverly Segal	2,000	2,000	0	0
Merton J. Segal	3,450	3,450	0	0
Richard Seltzer	1,000	1,000	0	0
Andrew Selva	1,940	1,940	0	0
Sangor Selva	9,000	9,000	0	0
Saruka Selvaselva	450	450	0	0
N. Senthilkumar M.D.	250	250	0	0
Eileen Shahbazian IRA	1,500	1,500	0	0
Len & Phyllis Shapiro	10,000	10,000	0	0
Shea Diversified Investments Inc.	4,866	4,866	0	0
Kenneth I. Shevin IRA	750	750	0	0
Jay Shulman	250	250	0	0
Shy, Lzhar & Ndoza Rev. Trust	500	500	0	0
Siam Partners II	814	814	0	0
Kanagaratnam Silvalingam	8,763	8,763	0	0
Kanagaratnam Silvalingam IRA	1,425	1,425	0	0
Richard Simonian	40,000	40,000	0	0

Situation X, LLC. (8)	15,000,000	100,000	14,900,000	30.10%
David Skok Custodian for Madison Skok	350	350	0	0
M. David Smith	6,900	6,900	0	0
Lynn Snellgrove IRA	3,750	3,750	0	0
Nance Sokoloff	1,000	1,000	0	0
Andrew F. Sroka & Shirley M. Sroka JTROS	600	600	0	0
Standard Register & Transfer Trust For Lost Shareholders	64,325	64,325	0	0
Stanley E. Stein	2,800	2,800	0	0
Steven Wasserstrom, Inc.	26	26	0	0
Gustav J. Suess & Mimma Suess JT TEN	37	37	0	0
Laszlo Szekely	1,025	1,025	0	0
Tahoe Partnership	814	814	0	0
Tamil Refugee Relief Organization	132	132	0	0
Eugene Terry	1,297	1,297	0	0
The Arul Family Trust	2,027	2,027	0	0
The Jerome Mitchell Trust	65	65	0	0
Gajan Thiagarajah	278	278	0	0
Linda K. Topper	500	500	0	0
Alessandra Troncone	300	300	0	0
David R. Tshantz	75	75	0	0
Patricia Tyler	1,650	1,650	0	0
Jeremiah Umakanthan & Padminidevi Umakanthan	300	300	0	0
Anthony Villani	400	400	0	0
Katherine Waity-Fontanetta	130	130	0	0
David Walke	487	487	0	0
Waveland Partners LP	649	649	0	0
Armond Waxman	2,000	2,000	0	0
Greg Waxman & Gayle Waxman JT TEN	500	500	0	0
Larry Waxman	500	500	0	0
Shari Waxman & Gayle Waxman JT TEN	500	500	0	0
Sharon Waxman	500	500	0	0
Melvin Waxnian	1,000	1,000	0	0
Ken Weider	450	450	0	0
Peter Weimer	500	500	0	0
Allison M. Weinberger	6,750	6,750	0	0
Rita M. Weinberger	6,750	6,750	0	0
Edward Weintraub	600	600	0	0
Audrey Weiss & Michael Weiss	1,250	1,250	0	0
Aaron Weizman	6,250	6,250	0	0
Jacob Weizman	5,424	5,424	0	0
Michael Wenger	260	260	0	0
Kevin J. Wiltz	2,000	2,000	0	0
Theodore J. Wins & Edith Wins Trustees The Wins Family	750	750	0	0
Joel A. Wolk	25,238	25,238	0	0
Peter Trevor Wood	111	111	0	0
Wesley T. Wood	2,000	2,000	0	0
Catherine Young	8,323	8,323	0	0
E. Remington Youngman & Joanne Youngman JTWROS	33	33	0	0
Lisa D. Zack	1,250	1,250	0	0
Zena Rommett Dance Association Ltd.	500	500	0	0
Martin Zerobnick IRA	1,500	1,500	0	0
Oscar Zimmerman	1,250	1,250	0	0
TOTAL		10,025,000

* Less than 1%.

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)	As of November 13 , 2008, there were 49,500,000 shares of our common stock issued and outstanding.

(3)
Except as otherwise stated, the shares were issued to the selling security holders since 2001. We have no knowledge of the beneficial owners of the selling security holders and except as set forth below none of these shareholders has any affiliate relationship with us, or the director and officers of our company.

(4)
Edward C. DeFeudis is our Chairman of the Board of Directors, President and Principal Accounting Officer , as well as the manager of Lion Equity Holding Corp. and therefore has voting and dispositive control over securities held by Lion Equity Holding Corp.

(5)
On January 18, 2008, we entered into a 9% convertible promissory note with Sarah Catherine Huempfner. The maturity date of the note was April 18, 2008. On April 18, 2008, Ms. Huempfner exercised the note at conversion price of $0.125 per share, and was therefore issued 2,400,000 shares of our common stock.

(6)
On January 18, 2008, we entered into a 9% convertible promissory note with Jane Elizabeth Pearson. The maturity date of the note was April 18, 2008. On April 18, 2008, Ms. Pearson exercised the note at conversion price of $0.125 per share, and was therefore issued 2,400,000 shares of our common stock.

(7)
On August 2004, we issued to Robert Alick a 9% convertible promissory note at an amount of $537,500 for the services and monies rendered from January 2, 2001 to August 1, 2004, executed by Energy Control Systems, Corp. On September 2, 2004, Mr. Alick assigned the note to Joe Meuse. On August 15, 2005, Mr. Meuse assigned it to Eric Reusch. On November 4, 2005, Mr. Reusch exercised $7,500 of the note for the issuance of 758,713 shares of our common stock and assigned the balance to Robert S. Pearson on January 15, 2008, which was $530,000. On April 18, 2008, Mr. Pearson exercised the note at conversion price of $0.125 per share, and was issued 4,240,000 shares of our common stock.

On August 29, 2008, we entered into a 12% convertible promissory note with Robert S. Pearson. The maturity date of the contract shall be December 29, 2008. The conversion price shall be equal to the average closing bid price of the common stock (as reported by Bloomberg L.P.) on the Pink Sheets OTC market for the 10 trading days prior to the date of the conversion notice multiplied by .80, provided that the conversion notice is submitted to our company before 6:00 p.m., New York, New York time on such conversion date.  However, the conversion price shall not exceed $1.00. The shares which shall be issued by us if this convertible note is converted into shares of our common stock are not being registered pursuant to this Registration Statement and Prospectus.

(8)	Marco Garibaldi, our CEO, is also the manager of Situation X, LLC. and therefore has voting and dispositive control over securities held by Situation X, LLC.

All information set forth herein gives effect to a 1-for-3.85704 reverse stock split on March 7, 2001 and a 1-for-20 reverse stock split of our common stock on February 26, 2008.

DESCRIPTION OF CAPITAL STOCK

Swap-A-Debt, Inc. was incorporated as a Delaware corporation on June 24, 1988.  As of November 13 , 2008, our authorized capital stock consists of 70,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.  As of November 13 , 2008, an aggregate of 49,500,000 shares of common stock were issued and outstanding.  There are no shares of preferred stock outstanding.

Common Stock

Our certificate of incorporation authorizes the issuance of 70,000,000 shares of common stock, par value $0.001.

The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•	are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•	are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.01 per share, with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 10,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares and the designation of the series;

•
whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•
whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer.  Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Authorized but Un-issued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were ever listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock, including in connection with a change of control of our company, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks.  Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Delaware corporation, we are subject to the Delaware General Corporate Law ("DGCL"). Certain provisions of DGCL create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Options, Warrants and Convertible Notes

We have issued three Convertible Notes which can be converted into common stock by the Note holders. The three Convertible Notes were issued as follows:

Name of Note Holders	Amount of Convertible Note(s)	Conversion Price (per share)	Shares Issuable upon Conversion

Jane Elizabeth Pearson (1)	$300,000	$0.125	2,400,000

Sarah Catherine Huempfner (2)	$300,000	$0.125	2,400,000

Robert S. Pearson (3)	$530,000 and $250,000 (4)	$0.125 and (4)	4,240,000 and (5)

(1)
We entered into a 9% convertible promissory note with Jane Elizabeth Pearson on January 18, 2008. The maturity date of the note was April 18, 2008. On April 18, 2008, Ms. Pearson exercised her note at conversion price of $0.125 per share, and was therefore issued 2,400,000 shares of our common stock.

(2)
We entered into a 9% convertible promissory note with Sarah Catherine Huempfner on January 18, 2008. The maturity date of the note was April 18, 2008. On April 18, 2008, Ms. Huempfner exercised her note at conversion price of $0.125 per share, and was therefore issued 2,400,000 shares of our common stock.

(3)
We issued to Robert Alick a 9% convertible promissory note at an amount of $537,500 on August 2004 for the services and monies rendered from January 2, 2001 to August 1, 2004, executed by Energy Control Systems, Corp. On September 2, 2004, Mr. Alick assigned the note to Joe Meuse. On August 15, 2005, Mr. Meuse assigned it to Eric Reusch. On November 4, 2005, Mr. Reusch exercised $7,500 of the note for the issuance of 758,713 shares of our common stock and assigned the balance to Robert S. Pearson on January 15, 2008, which was $530,000. On April 18, 2008, Mr. Pearson exercised the note at conversion price of $0.125 per share, and was issued 4,240,000 shares of our common stock.

(4)
We entered into a 12% convertible promissory note with Mr. Pearson on August 29, 2008. The maturity date of the contract shall be December 29, 2008. The conversion price shall be equal to the average closing bid price of the common stock (as reported by Bloomberg L.P.) on the Pink Sheets OTC market for the 10 trading days prior to the date of the conversion notice multiplied by .80, provided that the conversion notice is submitted to our company before 6:00 p.m., New York, New York time on such conversion date.  However, the conversion price shall not exceed $1.00.

(5)
We have the intention, and believe that we will have the ability, to make payments to the holders of our convertible notes if they are called prior to conversion. We intend to repay these obligations through the sale of our products and technologies, or through the issuance of our common stock for cash. The value of the convertible notes is dependant upon the value of our common stock at the time of conversion. The value of the convertible shall be the difference between the trading price and the conversion price, multiplied by the number of shares issuable upon conversion. The shares which shall be issued by us if this convertible note is converted into shares of our common stock are not being registered pursuant to this Registration Statement and Prospectus.

There are no options or warrants issued or outstanding. Further, there are no shares which have been sold pursuant to Rule 144 of the Securities Act.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions will be at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing marketing prices or privately negotiated prices.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents, or broker-dealers, and any selling security holders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling security holders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Security Holders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $40,000. We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

In addition to the foregoing, persons who purchase common stock from a selling stockholder pursuant to this prospectus may resell such shares of common stock without restriction by any method permitted by applicable law.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by PS Stephenson & Co., P.C., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock to be sold by the selling security holders. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We make available free of charge on our Internet website (http://www.swapadebt.com) our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the Registration Statement of which it forms a part.

FINANCIAL STATEMENTS

Swap-A-Debt, Inc.
 (fka 5fifty5.com, Inc.)
Condensed Financial Statements
For the Three Months Ended
April 30, 2008

PS Stephenson & Co., P.C.

Certified Public Accountants

Wharton, Texas

Swap-A-Debt, Inc.
Index to Condensed Financial Statements
April 30, 2008

CPA

PS STEPHENSON & CO., P.C.
Certified Public Accountants
1609 N. Richmond Road
Wharton, Texas 77488

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Swap-A-Debt, Inc. (fka 5fifty5.com, Inc.)
Miami, FL

We have reviewed the accompanying balance sheet of Swap-A-Debt, Inc. (fka 5fifty5.com, Inc.) as of April 30, 2008, and the related statements of operations and cash flows for the three month period ended April 30, 2008.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ PS Stephenson & Co., P.C.

Wharton, Texas
August 1, 2008

(979) 532-5964 • 1-800-509-5964 • FAX: (979) 532-0954

F-1

Swap-A-Debt, Inc.
Condensed Balance Sheets
April 30, 2008 (Unaudited) and January 31, 2008

	April 30,	January 31,
Assets	2008	2008
Current assets
Cash and cash equivalents	$308,701	$384,360
Marketable securities	12,375
Total current assets	321,076	384,360

Property and equipment
Office equipment	5,297	5,297
Computer equipment	3,010	3,010
Total property and equipment	8,307	8,307
Accumulated depreciation	(5,497)	(4,980)
Property and equipment, net	2,810	3,327

Other assets
Domain names	24,700	-
Software development costs	96,873	106,711
Total other assets	121,573	106,711
Total assets	$445,459	$494,398

Liabilities and Shareholders' Deficit

Liabilities
Line of credit	$100,000	$100,000
Accrued salaries	-	431,583
Convertible notes payable	-	1,130,000
Total liabilities	100,000	1,661,583

Stockholders' equity (deficit)
Preferred stock - par value $0.01; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock; par value $0.001; 70,000,000 shares authorized; 49,427,648 and 63,751,456 shares issued and outstanding, respectively	49,428	63,752
Additional paid-in capital	5,042,234	3,860,710
Accumulated deficit	(4,746,203)	(5,091,647)
Total stockholders' deficit	345,459	(1,167,185)
Total liabilities and stockholders' equity	$445,459	$494,398

See report of independent public accountant.

F-2

Swap-A-Debt, Inc.
Condensed Statements of Operations
For the Three Months Ended April 30, 2008 and 2007 (Unaudited)

	April 30,
	2008	2007

Revenues	$-	$-

Operating expenses
Selling, general and administrative expenses	86,166	55,243
Research and development costs	5,640
Total operating expenses	91,806	55,243

Income (loss) from operations	(91,806)	(55,243)

Other income (expense)
Interest income	-	-
Gain from extinguishment of officer accrued salaries	431,583
Interest expense	(1,083)	(694)
Total other income (expense)	430,500	(694)

Income (loss) before provision for income taxes	338,694	(55,937)

Provision for income taxes	-	-

Net income (loss)	338,694	(55,937)

Unrealized gain on marketable securities	6,750	-

Comprehensive income (loss)	$345,444	$(55,937)

Basic and fully diluted earnings (loss) per common share:

Earnings (loss) per common share	$0.011	$(0.002)

Basic and fully diluted weighted average common shares outstanding	30,739,108	26,251,456

See report of independent public accountant.

F-3

Swap-A-Debt, Inc.
Condensed Statements of Cash Flows
For the Three Months Ended April 30, 2008 and 2007 (Unaudited)

	April 30,
	2008	2007
Cash Flows Provided From (Used By) Operating Activities
Net income (loss)	$338,694	$(55,937)
Adjustments to reconcile net income (loss) to net cash
provided from (used by) operating activities:
Depreciation and amortization	10,355	10,253
Common stock issued for services	15,000	-
Increase (decrease) in accrued salaries	(431,583)	45,000
Net cash provided from (used by) operating activities	(67,534)	(684)

Cash Flows Provided From (Used By) Investing Activities
Purchase of marketable securities	(5,625)	-
Purchase of Domain Names	(2,500)	-
Net cash provided from (used by) investing activities	(8,125)	-

Cash Flows Provided From (Used By) Financing Activities
Borrowings from line of credit, net	-	-
Bank overdraft	-	(240)
Proceeds from officer's loan	-	1,000
Net cash provided from (used by) financing activities	-	760

Net increase (decrease) in cash and cash equivalents	(75,659)	76

Cash and cash equivalents, beginning of period	384,360	-

Cash and cash equivalents, end of period	$308,701	$76

Supplemental disclosure
Interest paid during the period	$1,083	$694

See report of independent public accountant.

F-4

Swap-A-Debt, Inc.
Notes to Condensed Financial Statements
April 30, 2008

1.      Basis of Presentation

The accompanying unaudited condensed financial statements of Swap-A-Debt, Inc. ( referred to as the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements do not include all information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. It is recommended that these interim unaudited condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended April 30, 2008 are not necessarily indicative of the results which may be expected for any other interim periods or for the year ending January 31, 2009.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.     Going Concern Uncertainty

The Company has had no revenue or significant assets since 2005. At April 30, 2008 and January 31, 2008, the Company had accumulated losses of $4,744,157 and $5,198,358, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist.

3.     Line of Credit

On June 13, 2006, the Company was approved for a line of credit agreement with a bank for $100,000. The line of credit bears interest at Prime, as defined in the agreement, with interest payments due monthly. The line of credit is personally guaranteed by the Company's sole officer. At April 30, 2008 and January 31, 2008, the Company owed $100,000 and $100,000, respectively.

F-5

Swap-A-Debt, Inc.
Notes to Condensed Financial Statements
April 30, 2008

4.      Related Party Transactions

In January 2008, the Company issued 37,500,000 shares of common stock to the Company's sole officer (Note 6).

On April 30, 2008, the Company's majority shareholder and key officer forgave the accrued salaries aggregating $431,583 due to him. Accordingly, the company recorded a gain on the debt forgiveness during the quarter.

5.     Convertible Notes Payable

On April 18, 2008, the Company received Conversion Notices from the holders of the three convertible note agreements aggregating $1,130,000. Under the terms of the Conversion Notices, each convertible note was converted to shares of common stock at a conversion rate of $0.125. Accordingly, the Company issued an aggregate of 9,040,000 common shares in full satisfaction of the $1,130,000 in convertible notes payable outstanding.

6.     Contingent Liabilities

The Company is subject to litigation, primarily as a result of customer claims, in the ordinary conduct of its operations. As of April 30, 2008, the Company had no knowledge of any legal proceedings, which, by themselves, or in the aggregate, would not be covered by insurance or could be expected to have a material adverse effect on the Company.

7.      Key Operating Officers

At April 30, 2008, the Company had two officers. This puts the Company at a high degree of risk if they were no longer able to function in that capacity.

8.     Common stock transactions

On February 26, 2008 the Company effectuated a 1:20 reverse-split. Prior to the Reverse Split Date, the Company had 63,751,456 issued and outstanding. Upon completion of the reverse split, the Company had 3,187,648 shares issued and outstanding, after consideration of fractional shares.

On February 26, 2008, the Company purchased the domain name and business plan of "Swap-A-Debt, Inc." in exchange for 22,200,000 post-split shares of restricted common stock. The purchase was value at $22,200.

On February 26, 2008, the Company issued 15,000,000 post-split shares of restricted common stock in consideration of services rendered and to be rendered. The value of the services was $15,000.

On April 18, 2008, the Company received Conversion Notices from the holders of the three convertible note agreements aggregating $1,130,000. Under the terms of the Conversion Notices, each convertible note was converted to shares of common stock at a conversion rate of $0.125. Accordingly, the Company issued an aggregate of 9,040,000 common shares in full satisfaction of the $1,130,000 in convertible notes payable outstanding.

F-6

Swap-A-Debt, Inc.
(fka 5fifty5.com, Inc.)
Condensed Financial Statements
For the Three and Six Months Ended
July 31, 2008

PS Stephenson & Co., P.C.
Certified Public Accountants
Wharton, Texas

Swap-A-Debt, Inc.
Index to Condensed Financial Statements
July 31, 2008

CPA

PS STEPHENSON & CO., P.C.
Certified Public Accountants
1609 N. Richmond Road
Wharton, Texas 77488

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Swap-A-Debt, Inc. (fka 5fifty5.com, Inc.) Miami, FL

We have reviewed the accompanying balance sheet of Swap-A-Debt, Inc. (fka 5fifty5.com, Inc.) as of July 31, 2008, and the related statements of operations and cash flows for the three and six month periods ended July 31, 2008.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ PS Stephenson & Co., P.C.

Wharton, Texas
August 16, 2008

(979) 532-5964 • -800-509-5964 • FAX: (979) 532-0954

F-1

Swap-A-Debt, Inc. Condensed Balance Sheets July 31, 2008 (Unaudited) and January 31, 2008

	July 31,	January 31,
Assets	2008	2008
Current assets
Cash and cash equivalents	$153,813	$384,360
Marketable securities	-	-
Total current assets	153,813	384,360

Property and equipment
Office equipment	5,297	5,297
Computer equipment	3,010	3,010
Total property and equipment	8,307	8,307
Accumulated depreciation	(6,014)	(4,980)
Property and equipment, net	2,293	3,327

Other assets
Domain names	24,700	-
Software development costs	86,635	106,711
Total other assets	111,335	106,711
Total assets	$267,441	$494,398
Liabilities and Shareholders' Deficit
Liabilities
Line of credit	$100,000	$100,000
Accrued salaries	-	431,583
Convertible notes payable	-	1,130,000
Total liabilities	100,000	1,661,583

Stockholders' equity (deficit)
Preferred stock - par value $0.01; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock; par value $0.001; 70,000,000 shares authorized; 49,427,648 and 63,751,456 shares issued and outstanding, respectively	49,428	63,752
Additional paid-in capital	5,042,234	3,860,710
Accumulated deficit	(4,924,221)	(5,091,647)
Total stockholders' deficit	167,441	(1,167,185)
Total liabilities and stockholders' equity	$267,441	$494,398

See report of independent public accountant.

F-2

Swap-A-Debt Condensed Statements of Operations For the Three Months Ended July 31, 2008 and 2007 (Unaudited)

	Three Months Ended July 31,
	2008	2007

Revenues	$-	$-

Operating expenses
Selling, general and administrative expenses	147,122	55,340
Research and development costs	23,175
Total operating expenses	170,297	55,340

Income (loss) from operations	(170,297)	(55,340)

Other income (expense)
Interest income	-	-
Gain from extinguishment of officer accrued salaries	-	-
Gain on sale of marketable securities	375	-
Interest expense	(1,346)	(694)
Total other income (expense)	(971)	(694)

Income (loss) before provision for income taxes	(171,268)	(56,034)

Provision for income taxes	-	-

Net income (loss)	(171,268)	(56,034)

Unrealized gain (loss) on marketable securities	(6,750)	-

Comprehensive income (loss)	$(178,018)	$(56,034)

Basic and fully diluted earnings (loss) per common share:
Earnings (loss) per common share	$(0.003)	$(0.002)
Basic and fully diluted weighted average common shares outstanding	49,427,648	26,251,456

See report of independent public accountant.

F-3

Swap-A-Debt Condensed Statements of Operations For the Six Months Ended July 31, 2008 and 2007 (Unaudited)

	Six Months Ended July 31,
	2008	2007

Revenues	$-	$-

Operating expenses
Selling, general and administrative expenses	233,288	110,583
Research and development costs	28,815	-
Total operating expenses	262,103	110,583

Income (loss) from operations	(262,103)	(110,583)
Other income (expense)
Interest income	-	-
Gain from extinguishment of officer accrued salaries	431,583	-
Gain on sale of marketable securities	375	-
Interest expense	(2,429)	(1,388)
Total other income (expense)	429,529	(1,388)

Income (loss) before provision for income taxes	167,426	(111,971)

Provision for income taxes	-	-

Net income (loss)	167,426	(111,971)

Unrealized gain on marketable securities

Comprehensive income (loss)	$167,426	$(111,971)

Basic and fully diluted earnings (loss) per common share:
Earnings (loss) per common share	$0.004	$(0.004)
Basic and fully diluted weighted average common shares outstanding	40,238,256	26,251,456

See report of independent public accountant.

F-4

Swap-A-Debt, Inc. Condensed Statements of Cash Flows For the Six Months Ended July 31, 2008 and 2007 (Unaudited)

	Six Months Ended July 31,
	2008	2007
Cash Flows Provided From (Used By) Operating Activities
Net income (loss)	$167,426	$(111,971)
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	21,110	10,253
Gain on sale of marketable securities	(375)	-
Common stock issued for services	15,000	-
Increase (decrease) in accrued salaries	(431,583)	45,000
Net cash provided from (used by) operating activities	(228,422)	(56,718)

Cash Flows Provided From (Used By) Investing Activities
Purchase of marketable securities	(5,625)	-
Proceeds from sale of marektable securities	6,000	-
Purchase of Domain Names	(2,500)	-
Net cash provided from (used by) investing activities	(2,125)	-

Cash Flows Provided From (Used By) Financing Activities
Borrowings from line of credit, net	-	-
Bank overdraft	-	(240)
Proceeds from officer's loan	-	1,000
Net cash provided from (used by) financing activities	-	760

Net increase (decrease) in cash and cash equivalents	(230,547)	(55,958)

Cash and cash equivalents, beginning of period	384,360	-

Cash and cash equivalents, end of period	$153,813	$(55,958)

Supplemental disclosure
Interest paid during the period	$2,429	$1,388

See report of independent public accountant.

F-5

Swap-A-Debt, Inc.
Notes to Condensed Financial Statements
July 31, 2008

1. Basis of Presentation

The accompanying unaudited condensed financial statements of Swap-A-Debt, Inc. ( referred to as the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America, pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements do not include all information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. It is recommended that these interim unaudited condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended July 31, 2008 are not necessarily indicative of the results which may be expected for any other interim periods or for the year ending January 31, 2009.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.     Going Concern Uncertainty

The Company has had no revenue or significant assets since 2005. At July 31, 2008 and January 31, 2008, the Company had accumulated losses of $4,922,175 and $5,198,358, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist.

3.     Line of Credit

On June 13, 2006, the Company was approved for a line of credit agreement with a bank for $100,000. The line of credit bears interest at Prime, as defined in the agreement, with interest payments due monthly. The line of credit is personally guaranteed by the Company's sole officer. At July 31, 2008 and January 31, 2008, the Company owed $100,000 and $100,000, respectively.

F-6

Swap-A-Debt, Inc.
Notes to Condensed Financial Statements
July 31, 2008

4. Related Party Transactions

In January 2008, the Company issued 37,500,000 shares of common stock to the Company's sole officer.

On April 30, 2008, the Company's majority shareholder and key officer forgave the accrued salaries aggregating $431,583 due to him. Accordingly, the company recorded a gain on the debt forgiveness during the quarter ended April 30, 2008.

5. Convertible Notes Payable

On April 18, 2008, the Company received Conversion Notices from the holders of the three convertible note agreements aggregating $1,130,000. Under the terms of the Conversion Notices, each convertible note was converted to shares of common stock at a conversion rate of $0.125. Accordingly, the Company issued an aggregate of 9,040,000 common shares in full satisfaction of the $1,130,000 in convertible notes payable outstanding.

6. Contingent Liabilities

The Company is subject to litigation, primarily as a result of customer claims, in the ordinary conduct of its operations. As of July 31, 2008, the Company had no knowledge of any legal proceedings, which, by themselves, or in the aggregate, would not be covered by insurance or could be expected to have a material adverse effect on the Company.

7. Key Operating Officers

At July 31, 2008, the Company had two officers. This puts the Company at a high degree of risk if they were no longer able to function in that capacity.

8. Common stock transactions

On February 26, 2008 the Company effectuated a 1:20 reverse-split. Prior to the Reverse Split Date, the Company had 63,751,456 issued and outstanding. Upon completion of the reverse split, the Company had 3,187,648 shares issued and outstanding, after consideration of fractional shares.

On February 26, 2008, the Company purchased the domain name and business plan of "Swap-A-Debt, Inc." in exchange for 22,200,000 post-split shares of restricted common stock. The purchase was value at $22,200.

On February 26, 2008, the Company issued 15,000,000 post-split shares of restricted common stock in consideration of services rendered and to be rendered. The value of the services was $15,000.

On April 18, 2008, the Company received Conversion Notices from the holders of the three convertible note agreements aggregating $1,130,000. Under the terms of the Conversion Notices, each convertible note was converted to shares of common stock at a conversion rate of $0.125. Accordingly, the Company issued an aggregate of 9,040,000 common shares in full satisfaction of the $1,130,000 in convertible notes payable outstanding.

F-7

Swap-A-Debt, Inc.
(fka 5fifty5.com, Inc.)
Financial Statements
For the Years Ended
January 31, 2008 and 2007

Swap-A-Debt, Inc.
Index to Financial Statements
January 31, 2008 and 2007

CPA

PS STEPHENSON & CO., P.C.
Certified Public Accountants
1609 N. Richmond Road
Wharton, Texas 77488

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Swap-A-Debt, Inc. (fka Sfifty5.com, Inc.) Miami, FL

We have audited the accompanying balance sheets of Swap-A-Debt, Inc. (fka 5fifty5.com, Inc.) as of January 31, 2008 and 2007, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years ended January 31, 2008 and 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Swap-A-Debt, Inc. as of January 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended January 31, 2008 and 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no revenue, significant assets or cash flows that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PS Stephenson & Co., P.C.

Wharton, Texas
July 17, 2008

(979) 532-5964 • -800-509-5964 • FAX: (979) 532-0954

Swap-A-Debt, Inc.
Balance Sheets January 31, 2008 and 2007

Assets	2008	2007
Current assets
Cash and cash equivalents	$384,360	$-
Total current assets	384,360	-
Property and equipment
Office equipment	5,297	5,297
Computer equipment	3,010	3,010
Total property and equipment	8,307	8,307
Accumulated depreciation	(4,980)	(3,320)
Property and equipment, net	3,327	4,987

Other assets
Software development costs	106,711	118,063

Total assets	$494,398	$123,050
Liabilities and Shareholders' Deficit
Liabilities
Line of credit	$100,000	$98,306
Cash overdraft	-	240
Officer's loan payable	-	121,024
Accrued salaries	431,583	265,000
Convertible notes payable	1,130,000	530,000
Total liabilities	1,661,583	1,014,570

Commitments and contingencies 3,750,000 shares of preferred stock to be issued under
Stock Purchase Agreement	-	37,500

Stockholders' equity (deficit)
Preferred stock - par value $0.01; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock; par value $0.001; 70,000,000 shares authorized; 63,751,456 and 26,251,456 shares issued and outstanding, respectively	63,752	26,252
Additional paid-in capital	3,860,710	3,860,710
Accumulated deficit	(5,091,647)	(4,815,982)
Total stockholders' deficit	(1,167,185)	(929,020)
Total liabilities and stockholders' equity	$494,398	$123,050

The accompanying notes are an integral part of these financial statements.

Swap-A-Debt Statements of Operations For the Years Ended January 31, 2008 and 2007

	2008	2007

Revenues	$-	$-
Operating expenses
Selling, general and administrative expenses	236,862	180,558
Research and development costs	28,000	-
Total operating expenses	264,862	180,558

Income (loss) from operations	(264,862)	(180,558)

Other income (expense)
Interest income	144	-
Interest expense	(10,947)	(1,462)
Total other income (expense)	(10,803)	(1,462)

Income (loss) before provision for income taxes	(275,665)	(182,020)

Provision for income taxes	-	-

Net income (loss)	$(275,665)	$(182,020)

Basic and fully diluted earnings (loss) per common share:
Earnings (loss) per common share	$(0.004)	$(0.007)
Basic and fully diluted weighted average common shares outstanding	63,751,456	26,251,456

The accompanying notes are an integral part of these financial statements.

Swap-A-Debt, Inc. Statement of Changes in Stockholders' Deficit For the Years Ended January 31, 2008 and 2007

	Preferred Stock		Common Stock		Additional Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at January 31, 2006	-	$-	26,251,456	$26,252	$3,860,710	$(4,633,962)	$(747,000)

Net income (loss)	-	-	-	-	-	(182,020)	(182,020)

Balance at January 31, 2007	-	-	26,251,456	26,252	3,860,710	(4,815,982)	(929,020)

Issuance of common stock in lieu of issuance of preferred stock			37,500,000	37,500	-		37,500

Net income (loss)	-	-	-	-	-	(275,665)	(275,665)

Balance at January 31, 2008	-	$-	$63,751,456	$63,752	$3,860,710	$(5,091,647)	$(1,167,185)

The accompanying notes are an integral part of these financial statements.

Swap-A-Debt, Inc. Statements of Cash Flows For the Years Ended January 31, 2008 and 2007

	2008	2007
Cash Flows Provided From (Used By) Operating Activities
Net income (loss)	$(275,665)		$(182,020)
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	41,012		41,012
Increase (decrease) in accrued salaries	166,583		85,000
Net cash provided from (used by) operating activities	(68,070)		(56,008)

Cash Flows Provided From (Used By) Investing Activities
Investment in software development	(28,000)
Net cash provided from (used by) investing activities	(28,000)

Cash Flows Provided From (Used By) Financing Activities
Borrowings from line of credit, net	1,694		98,306
Bank overdraft	(240)		240
Proceeds from officer's loan	29,000		3,000
Payments on officer's loan	(150,024)		(46,038)
Proceeds from issuance of convertible notes payable	600,000
Net cash provided from (used by) financing activities	480,430		55,508

Net increase (decrease) in cash and cash equivalents	384,360		(500)

Cash and cash equivalents, beginning of year			500

Cash and cash equivalents, end of year	$384,360	$

Supplemental disclosure
Interest paid during the period	$10,947		$1,462

The accompanying notes are an integral part of these financial statements.

Swap-A-Debt, Inc.
Notes to Financial Statements
January 31, 2008 and 2007

1.     Organization, Description of Business, and Basis of Accounting

Swap-A-Debt, Inc. (the "Company") was originally incorporated on June 24, 1988 under the laws of the State of Delaware as Windsor Capital Corp. Between March 2001 and January 2008, the Company amended and restated its Articles of Incorporation and changed its corporate name to Energy Control Technology, Inc., 5Fifty5.com, inc., and finally, Swap-A-Debt, Inc.

The Company owns a patent-pending proximity advertising service to be used primarily in rental cars and taxicabs. This service will be capable of issuing advertisements and product coupons to consumers within a specified distance from the advertiser's location.

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a fiscal year-end of January 31.

2.     Going Concern Uncertainty

The Company has had no revenue or significant assets since 2005. At January 31, 2008 and 2007, the Company had accumulated losses of $5,198,358 and $4,934,045, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.

It is the intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist.

3.     Summary of Significant Accounting Policies

Cash and Cash Equivalents
For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Income Taxes
The Company uses the asset and liability method of accounting for income taxes. At January 31, 2008 and 2007, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization.

As of January 31, 2008 and 2007, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved. Due to the provisions of Internal Revenue Code Section 338, the Company may have no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods as a result of a change in control involving 50 percentage points or more of the issued and outstanding securities of the Company.

Swap-A-Debt, Inc.
Notes to Financial Statements
January 31, 2008 and 2007

Property and Equipment
Property and equipment are stated at cost. Depreciation has been calculated over the estimated useful lives of the assets ranging from 3 to 5 years. The cost of maintenance and repairs is expensed as incurred. Depreciation and amortization expense for the years ended January 31, 2008 and 2007 was $1,660 and $1,660, respectively.

Earnings (Loss) per Share
Basic earnings (loss) per share is computed by dividing the net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company's net income (loss) position at the calculation date.

As of January 31, 2008 and 2007, the Company's has no issued and outstanding warrants or options.

Research & Development
The Company's policy is to expense any research and development costs as they are incurred. The Company incurred research and development costs of $56,000 and $-0- during the years ended January 31, 2008, and 2007, respectively.

Internally Developed Software Costs
The Company develops software that is utilized to meet the Company's internal needs and applies Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, in determining the costs to be capitalized as internally developed software costs and the expected useful life of the software assets.

At January 31, 2008 and 2007, the Company had unamortized software costs of $106,711 and $118,063. Developed software costs are being amortized over 5 years using the straight-line method. Amortization expense during the years ended January 31, 2008 and 2007 was $39,352 and $39,352, respectively, During the years ended January 31, 2008 an d 2007, the company capitalized $28,000 and $-0-, respectively, of software costs incurred in developing and modifying the software.

Concentrations of Risk

Cash and Cash Equivalents
The Company maintains cash balances at financial institutions insured up to $100,000 by the Federal Deposit Insurance Corporation. Balances exceeded these insured amounts during the year.

Swap-A-Debt, Inc.
Notes to Financial Statements
January 31, 2008 and 2007

Stock Based Compensation
The Company recognizes stock-based compensation in accordance with the fair value recognition provisions of SFAS No. 123(R), "Share-Based Payment." SFAS No. 123(R) generally requires share-based payments to employees, including grants of employee stock options and other equity awards, to be recognized in the statement of operations based on their fair values. Thus, the Company records compensation expense for all share-based awards granted, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). The Company adopted SFAS 123(R) using the modified prospective method, which requires that compensation expense for the portion of awards for which the requisite service has not yet been rendered and that are outstanding as of the adoption date be recorded over the remaining service period. Prior to the adoption of SFAS No. 123(R), the Company had no share-based compensation arrangements. Accordingly, no prior periods have been restated, the impact of SFAS 123(R) is not presented, and no pro forma amounts are presented had the Company recognized stock-based compensation in accordance with SFAS No. 123(R).

Stock-based compensation expense recognized during the period is based on the value of the stock-based payment awards that is ultimately expected to vest. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.    Officer Loan Payable

As of January 31, 2007, the Company's sole officer had advanced the Company $121,024. During the year ended January 31, 2008, the officer advanced an additional $29,000. In January 2008, the Company repaid the officer loan payable in full.

5.     Line of Credit

On June 13, 2006, the Company was approved for a line of credit agreement with a bank for $100,000. The line of credit bears interest at Prime, as defined in the agreement, with interest payments due monthly with all principal and unpaid interest due on or before May 31, 2008. The line of credit is personally guaranteed by the Company's sole officer. At January 31, 2008 and 2007, the Company owed $100,000 and $98,306, respectively.

6.     Preferred Stock Purchase Agreement

In August 2005, the Company entered into a Stock Purchase Agreement with the current officer whereby the Company would sell 3,750,000 shares of Preferred Stock, Par $0.01, for cash of $37,500, of which the proceeds would be used to settle outstanding debts of the Company. In connection with the agreement, the former management of the Company resigned and the current officer assumed management responsibilities of the Company. As of January 31, 2007, the Company had not issued the preferred shares, and accordingly, reflected the $37,500 as a contingent liability. In January 2008, the Company and the officer agreed the Company would issue 37,500,000 shares of Common Stock, Par $0.001, in lieu of the 3,750,000 Preferred Shares in full satisfaction of the Company's obligations under the Stock Purchase Agreement.

Swap-A-Debt, Inc.
Notes to Financial Statements
January 31, 2008 and 2007

7.     Related Party Transactions

In January 2008, the Company issued 37,500,000 shares of common stock to the Company's sole officer (Note 6).

During the years ended January 31, 2008 and 2007, the Company's sole officer has advanced funds to the Company as part of an Officer Loan Payable (Note 4).

8.     Convertible Notes Payable

Convertible notes payable consist of the following at January 31, 2008 and 2007:

	2008	2007
Convertible note payable to an individual date January 18, 2008, interest at 9%, due on or before April 18, 2008, convertible into shares of common stock at a conversion price equal to the 10 day average closing price multiplied by 0.50	$300,000	$-

Convertible note payable to an individual date January 18, 2008, interest at 9%, due on or before April 18, 2008, convertible into shares of common stock at a conversion price equal to the 10 day average closing price multiplied by 0.50	300,000	-

Convertible note payable to an individual date August 1, 2004 with no specified interest or due date, convertible into shares of common stock at a conversion price equal to the 10 day average closing price multiplied by 0.50	530,000	530,000

Total	$1,130,000	$530,000

9.     Income Taxes

The Company has net operating loss carryforwards that were derived solely from operating losses for the year ended January 31, 2008 and 2007 in the amounts of $275,665 and $182,020, respectively. These amounts can be carried forward to offset future taxable income for a period of 20 years for each tax year's loss. No provision was made for federal income taxes as the Company has significant net operating losses.

The operating losses derive a deferred tax asset of $93,726 and $61,887 at January 31, 2008 and 2007, respectively. At January 31, 2008 and 2007, the Company has established a valuation allowance equal to the deferred tax assets as there is no assurance that the Company will generate future taxable income to utilize these assets.

Swap-A-Debt, Inc.
Notes to Financial Statements
January 31, 2008 and 2007

10.   Contingent Liabilities

The Company is subject to litigation, primarily as a result of customer claims, in the ordinary conduct of its operations. As of January 31, 2008, the Company had no knowledge of any legal proceedings, which, by themselves, or in the aggregate, would not be covered by insurance or could be expected to have a material adverse effect on the Company.

At January 31, 2007, the Company was contingently liable for the issuance of 3,750,000 shares of Preferred Stock as part of a Stock Purchase Agreement (Note 6), valued at $37,500, which represents the cash proceeds received by the Company. This liability was relieved by the issuance of 37,500,000 common shares of stock in January 2008 (Note 6).

11.   Key Operating Officer

At January 31, 2008, the Company had one officer. This puts the Company at a high degree of risk if he was no longer able to function in that capacity.

12.   Subsequent Events

On February 26, 2008 the Company effectuated a 1:20 reverse-split. Prior to the Reverse Split Date, the Company had 63,751,456 issued and outstanding. Upon completion of the reverse split, the Company had 3,187,648 shares issued and outstanding, after consideration of fractional shares.

On February 26, 2008, the Company purchased the domain name and business plan of "Swap-A-Debt, Inc." in exchange for 22,200,000 post-split shares of restricted common stock. The purchase was value at $22,200.

On February 26, 2008, the Company issued 15,000,000 post-split shares of restricted common stock in consideration of services rendered and to be rendered. The value of the services was $15,000.

On April 18, 2008, the Company received Conversion Notices from the holders of the three convertible note agreements aggregating $1,130,000 (Note 8). Under the terms of the Conversion Notices, each convertible note was converted to shares of common stock at a conversion rate of $0.125. Accordingly, the Company issued an aggregate of 9,040,000 common shares in full satisfaction of the $1,130,000 in convertible notes payable outstanding.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares. Our expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Amount to be Paid
SEC Registration Fee	$393.98
Printing Fees and Expenses	0
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Blue Sky Fees and Expenses	0
Transfer Agent and Registrar Fees	0
Miscellaneous	0
Total	$40,393.98

All amounts are estimates other than the Securities and Exchange Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On August 8, 2005, we entered into an agreement for the purchase of preferred stock with Edward C. DeFeudis. Pursuant to the agreement, Mr. Defeudis invested $37,500 in our company to pay off an outstanding debt with Belmont Partners in exchange for 3,750,000 shares of our preferred stock. As additional consideration, we issued to Lion Equity Holding Corp. 600,000 shares of our common stock. Edward C. DeFeudis, the manager of Lion Equity Holding Corp, was therefore appointed as our President and Chairman. Rather than issuing the 3,750,000 shares of our preferred stock, we issued to Mr. DeFeudis 1,875,000 shares of common stock pursuant to a letter of issuance of common stock dated January 25, 2008.

On February 26, 2008, we acquired all the right, title and interest in and to www.swapadebt.com, a person-to-person lending website from Spider Investments, LLC, a Florida limited liability company, pursuant to a purchase agreement (the “Purchase Agreement”). As consideration, we issued to Spider Investment of 22,200,000 shares of our common stock, and we also issued an additional 15,000,000 shares of our common stock to Situation X, LLC, a Delaware limited liability company, in connection with services rendered and to be rendered by Marco Garibaldi with respect to the business of our company. As a result of the transaction, Edward C. DeFeudis held 24,675,000 shares of our common stock, as a beneficial owner of Spider Investment, which represent 49.84% of all our issued and outstanding common stock. Marco Garibaldi held 15,000,000 shares of our common stock, which represent 30.30% of all our issued and outstanding common stock.

On January 18, 2008, we entered into a 9% convertible promissory note with Jane Elizabeth Pearson and Sarah Catherine Huempfner respectively. The maturity date of the notes was April 18, 2008. On April 18, 2008, Ms. Pearson and Ms. Huempfner exercised their notes at conversion price of $0.125 per share, and were therefore issued 2,400,000 shares of our common stock respectively.

On August 2004, we issued to Robert Alick a 9% convertible promissory note at an amount of $537,500 for the services and monies rendered from January 2, 2001 to August 1, 2004, executed by Energy Control Systems, Corp. On September 2, 2004, Mr. Alick assigned the note to Joe Meuse. On August 15, 2005, Mr. Meuse assigned it to Eric Reusch. On November 4, 2005, Mr. Reusch exercised $7,500 of the note for the issuance of 758,713 shares of our common stock and assigned the balance to Robert S. Pearson on January 15, 2008, which was $530,000. On April 18, 2008, Mr. Pearson exercised the note at conversion price of $0.125 per share, and was issued 4,240,000 shares of our common stock.

On August 29, 2008, we entered into a 12% convertible promissory note with Robert S. Pearson. The maturity date of the contract shall be December 29, 2008. The conversion price shall be equal to the average closing bid price of the common stock (as reported by Bloomberg L.P.) on the Pink Sheets OTC market for the 10 trading days prior to the date of the conversion notice multiplied by .80, provided that the conversion notice is submitted to our company before 6:00 p.m., New York, New York time on such conversion date.  However, the conversion price shall not exceed $1.00. The shares which shall be issued by us if this convertible note is converted into shares of our common stock are not being registered pursuant to this Registration Statement and Prospectus.

All information set forth herein gives effect to a 1-for-3.85704 reverse stock split on March 7, 2001 and a 1-for-20 reverse stock split of our common stock on February 26, 2008.

Item 16. Exhibits.

Exhibit		Filed
Index	Description of Document	Herewith	Incorporated by Reference To:

2.1	Purchase Agreement between Swap-A-Debt, Inc. and Spider Investments, LLC, dated February 26, 2008.		Exhibit 2.1 to the Registrant’s Registration Statement Form S-1 filed on October 2, 2008.

2.2	Agreement and Plan of Merger by and among Windsor Capital Corp., WCC Acquisition Corp., and Energy Control Technology, Inc., dated March 7, 2001.		Exhibit 2.1 to the Registrant’s Current Report Form 8-K filed on March 22, 2001.

2.3	Agreement and Plan of Merger by and among Windsor Capital Corp., Woodfield Enterprises, Inc. and Internetional Asset Management Group, Inc., dated December 18, 1997.		Exhibit 2.1 to the Registrant’s Current Report Form 8-K filed on February 13, 1998.

2.4	Agreement and Plan of Merger between Windsor Capital Corp. and Boynton Tobacconists, Inc., dated March 7, 2001.		Exhibit 2.1 to the Registrant’s Current Report Form 8-K filed on January 14, 1998.

3.1	Articles of Incorporation of the Registrant as filed with the Secretary of State of Delaware.		Exhibit 3.1 to the Registrant’s Registration Statement Form S-1 filed on October 2, 2008

3.2	Bylaws of the Registrant.		Exhibit 3.2 to the Registrant’ s Registration Statement Form S-1 filed on October 2, 2008.

4.1	12% Convertible Promissory Note between Swap-A-Debt, Inc. and Robert S. Pearson, dated August 29, 2008.		Exhibit 4.1 to the Registrant’s Registration Statement Form S-1 filed on October 2, 2008.

4.2	9% Convertible Promissory Note between Swap-A-Debt, Inc. and Sarah Catherine Huempfner, dated January 18, 2008.		Exhibit 4.2 to the Registrant’ s Registration Statement Form S-1 filed on October 2, 2008 .

4.3	9% Convertible Promissory Note between Swap-A-Debt, Inc. and Jane Elizabeth Pearson, dated January 18, 2008.		Exhibit 4.3 to the Registrant’s Registration Statement Form S-1 filed on October 2, 2008

5	Opinion of Anslow + Jaclin, LLP as to the legality of the shares.	✓

10.1	Assignment of Convertible Note between Robert Alick and Joe Meuse, dated September 2, 2004.		Exhibit 10.1 to the Registrant’s Registration Statement Form S-1 filed on October 2, 2008

10.2	Assignment of Convertible Note between Joe Meuse and Erin Reusch, dated August 15, 2005.		Exhibit 10.2 to the Registrant’s Registration Statement Form S-1 filed on October 2, 2008

10.3	Assignment of Convertible Note between Erin Reusch and Robert S. Pearson, dated January 15, 2008.		Exhibit 10.3 to the Registrant’ s Registration Statement Form S-1 filed on October 2, 2008 .

10.4	Letter of Issuance of Common Stock between Swap-A-Debt, Inc. and Edward C. DeFeudis, dated January 25, 2008.		Exhibit 10.4 to the Registrant’ s Registration Statement Form S-1 filed on October 2, 2008 .

10.5	Agreement for the Purchase of Preferred Stock between 5fifth5.com, Inc. and Edward C. DeFeudis, dated August 8, 2005.		Exhibit 10.5 to the Registrant’ s Registration Statement Form S-1 filed on October 2, 2008 .

23.1	Consent of PS Stephenson & Co., P.C.	✓

23.2	Consent of Anslow + Jaclin, LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)                        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)                          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       i.             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

       ii.             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

       iii.             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

       iv.             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida, on the  14th  day of November , 2008.

By:	/s/ Edward C. DeFeudis
Edward C. DeFeudis President, Principal Accounting Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Edward C. DeFeudis, and each of them individually, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Edward C. DeFeudis	President, Principal Accounting Officer and Chairman of the Board	November 14, 2008
Edward C. DeFeudis

/s/ Marco Garibaldi	Chief Executive Officer	November 14, 2008
Marco Garibaldi